UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Conduent Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

April 22, 2019

Dear Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Conduent Incorporated on Tuesday, May 21, 2019 at 9:00 a.m., Eastern Time. The meeting will be held at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, New Jersey.

The attached notice of the 2019 Annual Meeting of Shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.

At the Annual Meeting of Shareholders, you will be asked to vote upon:

•	A proposal to elect nine directors;

•	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

•	A proposal to approve, on an advisory basis, the 2018 compensation of our named executive officers.

The Board of Directors unanimously recommends that you vote in favor of these proposals.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described on page 1 under “How do I vote?”.

Thank you for your continued support of, and ongoing interest in, Conduent Incorporated.

For the Board of Directors,

William G. Parrett

Chairman of the Board

Notice of 2019 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 21, 2019, at 9:00 a.m., Eastern Time

Location:	Conduent Corporate Headquarters 100 Campus Drive, Suite 200 Florham Park, New Jersey 07932

Purpose:

Our shareholders will be asked to:

(1) Elect 9 directors;

(2) Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019;

(3) Approve, on an advisory basis, the 2018 compensation of our named executive officers; and

(4) Consider such other business as may properly come before the meeting.

Record Date:	March 27, 2019 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:	(1) Telephone; (2) Internet; or (3) Proxy Card. For voting instructions, please review the accompanying proxy card.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 21, 2019.

The Proxy Statement and 2018 Annual Report are available at

www.envisionreports.com/CNDT or https://investor.conduent.com.

By order of the Board of Directors,

J. Michael Peffer

Executive Vice President, General Counsel and Secretary

April 22, 2019

i

ii

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Conduent Incorporated (the “Company,” “we,” “us,” or “our”) will be held on Tuesday, May 21, 2019, at 9:00 a.m., Eastern Time, at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, New Jersey.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the nine nominees named in this Proxy Statement to our Board of Directors (the “Board”), each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.	Approval, on an advisory basis, of the 2018 compensation of our named executive officers.

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on the Company’s performance during fiscal 2018 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, March 27, 2019 (the “Record Date”), are entitled to vote at the Annual Meeting. The shares owned as of that date include (1) shares you held directly in your name as the shareholder of record (registered shareholder) and/or (2) shares held in the name of a broker, bank or other holder of record for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on. As of the Record Date, there were 210,392,926 shares of our Common Stock outstanding and entitled to vote.

How do I vote?

Beneficial owners will receive a separate voting instruction form from the bank, broker or other holder of nominee that must be followed in order for their shares to be voted.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

BY MAIL	IN PERSON

You may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board.

If you submit a proxy or voting instructions via the Internet, telephone or by mail, you do not need to vote at the Annual Meeting. We will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

If you use your proxy to vote by Internet, telephone or mail, you authorize each of the two directors, whose names are listed on the accompanying proxy, to act as your proxies to represent you and vote your shares as you direct.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the nine director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	FOR the approval, on an advisory basis, of the 2018 compensation of our named executive officers.

How can I attend the Annual Meeting?

All shareholders on the Record Date may attend. In order to be admitted to the meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license. To obtain an admission ticket:

If you are a registered shareholder:

•	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

•	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

•

Please request an admission ticket in advance by calling Shareholder Services at 973-526-7158 or by mailing a written request, along with proof of your ownership of Conduent Common Stock as of the Record Date, to Conduent Incorporated, Shareholder Services, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932. All calls and written requests for admission tickets must be received no later than the close of business on May 10, 2019.

You can find directions to the meeting online at www.envisionreports.com/CNDT. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at 973-526-7158.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. As of the Record Date, there were 210,392,926 shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”).

Other Items

The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the following proposals, meaning these proposals will be approved if the number of votes cast “for” the proposal exceed the number of votes cast “against” the resolution:

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

•	Approval, on an advisory basis, of the 2018 compensation of our named executive officers

Abstentions and broker non-votes are not counted as votes “for” or “against” for the purpose of determining the outcome of the other above matters. For additional information regarding broker non-votes, see below under What is a broker non-vote and how will it affect the voting?

Although the advisory vote on the 2018 compensation of our named executive officers is non-binding, the Board and Compensation Committee value the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

Under NYSE rules, brokers are not permitted to vote the shares they hold on behalf of beneficial owners without the beneficial owner’s voting instruction for matters that are deemed to be “non-routine.” A broker non-vote occurs with respect to non-routine matters when the beneficial owner of the shares fails to furnish timely voting instructions to the broker, and the broker is not permitted under applicable NYSE rules to vote the shares in its discretion. Election of directors and the advisory vote on executive compensation are considered non-routine matters. Shares constituting broker non-votes, while counted towards the quorum, are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a non-routine matter. As a result, broker non-votes will have no impact on the outcome of these matters.

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm (sometimes referred to as our “independent auditors”) is a routine matter, and, therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions. Accordingly, there will be no broker non-votes with respect to this proposal.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by delivering a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and either giving notice of revocation or voting in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

The solicitation of proxies is made by our Board and will be conducted primarily by mail. We also request brokerage firms, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such persons for the cost of forwarding the material. We have engaged Innisfree M&A Incorporated to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Innisfree M&A Incorporated a fee of $17,500, plus reimbursement of out-of-pocket expenses for this service. Proxies may also be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We bear the cost of preparing all proxy materials and proxy solicitation.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.envisionreports.com/CNDT or https://investor.conduent.com. Shareholders may receive Proxy Statements, Annual Reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/cndt or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2020 Annual Meeting?

We expect to hold our 2020 Annual Meeting of Shareholders during the second half of May 2020 and to file and make available or mail, as applicable, our Proxy Statement for that meeting during the first half of April 2020. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2020 Annual Meeting of Shareholders, the proposal must be received by us no later than December 10, 2019.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2020 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 10, 2019 and no later than December 10, 2019. Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

How can I contact the Board?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Board by contacting the Chairman of the Corporate Governance Committee using the “Contact the Board” link posted on our Company’s website at www.conduent.com/corporate-governance.

What if multiple shareholders have the same address?

To reduce the expenses of delivering duplicate proxy materials, we deliver a single Proxy Statement and Annual Report to multiple shareholders who reside in the same household unless we have received instructions otherwise. If (i) you and another shareholder residing in the same household each receive a set of printed proxy materials, and as a household wish to receive only one set of printed proxy materials or (ii) you share a household with another shareholder and received a single set of printed proxy materials and would like to receive separate copies of the proxy materials, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at 866-574-5496 or write them at Computershare, P.O. Box 505000, Louisville, KY 40233. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call 800-542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Additional paper copies of these documents are available upon request made to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. The Annual Report and Proxy Statement are also available on the Company’s website at https://investor.conduent.com or www.envisionreports.com/CNDT. There is no charge to receive any such materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, NJ 07932.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and qualified. Based on the director nomination process described below, the nine persons whose biographies appear below have been nominated by the Board to serve as directors based on the recommendation of the Corporate Governance Committee. Each nominee brings to us valuable experience from a variety of fields. The biographical information presents each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. All of our incumbent director nominees have demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment to serve the Company and our Board. We also value the significant experience of each of our nominees on other public company boards of directors and board committees.

All nominees are currently directors of the Company and were elected by our shareholders at the 2018 annual meeting of shareholders, except Scott Letier, who was elected to the Board effective December 18, 2018, and Jesse A. Lynn, who was elected to the Board effective April 18, 2019. Mr. Letier was elected to replace Paul S. Galant who tendered his resignation in accordance with the Company’s Corporate Governance Guidelines due to a substantial change in his position of principal employment. Mr. Lynn was elected to replace Michael Nevin, who tendered his resignation on April 8, 2019.

On December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox Corporation, our former parent company (“Xerox”), with Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Jonathan Christodoro and Carl C. Icahn (collectively, the “Icahn Group”) pursuant to which, among other things, Nicholas Graziano, Jesse A. Lynn and Courtney Mather were appointed to the Board (“Icahn Agreement”). Additionally, the Company is a third party beneficiary to a letter agreement, dated as of June 27, 2016, entered into by Xerox with the Icahn Group pursuant to which, among other things, the Icahn Group is required to vote in favor of the directors nominated by the Board at the Company’s 2019 Annual Meeting.

On December 18, 2018, the Company entered into a Shareholder Agreement with Darwin Deason (“Deason Agreement”) pursuant to which, among other things, Scott Letier was appointed to the Board and Darwin Deason is required to vote in favor of the directors nominated by the Board at the Company’s 2019 Annual Meeting.

The Board has determined that each of the nominees (other than Ashok Vemuri, Chief Executive Officer of the Company) is independent under NYSE Corporate Governance Rules and the Company’s more stringent independence standards. Although not anticipated, if for any reason, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board.

Biographies

The table below summarizes key qualifications, skills and attributes that each of our director nominees possesses which were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director nominee’s biography below describes his or her qualifications and relevant experience in more detail.

Skills and Qualifications of our Board of Director Nominees

Experience, expertise or attribute	Vemuri	Graziano	Gregor	Letier	Lynn	Mather	Nutter	Parrett	Wilson
Services	X			X				X	X
Leadership	X		X	X			X	X	X
Global Business	X							X	X
Financial	X	X	X	X	X	X		X	X
Public Company		X	X		X	X		X	X
Boards & Corporate Governance		X	X	X	X	X	X	X
Business Operations	X							X	X
Diversity	X		X				X		X

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company.

For purposes of the below biographies, Conduent securities owned means the Company’s Common Stock, including Deferred Stock Units (“DSUs”) issued under the Conduent Incorporated Equity Compensation Plan for Non-Employee Directors, as amended (the “Director Equity Plan”). For Mr. Vemuri, Rights refers to his outstanding restricted shares, restricted stock units and performance shares at target.

Unless otherwise noted, all Conduent securities owned are beneficially owned by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of February 28, 2019.

Ashok Vemuri

Age: 50        Director since: 2017

Conduent securities owned: 216,026 Common Stock; Rights: 710,875 Common Stock

Occupation: Chief Executive Officer, Conduent Incorporated

Other Directorships: The Kroger Co. (since 2019); Infosys (2011-2013); IGATE (2013-2015)

Other Background: Mr. Vemuri has served as our Chief Executive Officer since January 2017. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2016 to January 2017. Mr. Vemuri previously was President, Chief Executive Officer and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of global technology and outsourcing company Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and IT services company, in a variety of leadership and business development roles, including Member of the Executive Council, Head of Americas, Global Head of Financial Services from 2003 to 2012 and Global Head of Manufacturing and Engineering Services from 2012 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America.

Mr. Vemuri brings to the Board unique operational, financial and client experience and a proven track record of leading growth and corporate transformations through his leadership positions with IGATE and Infosys.

Nicholas Graziano

Age: 47        Director since: 2018

Conduent securities owned: 21,565 DSUs

Occupation: Portfolio Manager, Icahn Capital LP

Other Directorships: Herc Holdings Inc. (since 2018); Xerox Corporation (since 2018); Herbalife Nutrition LTD (since 2018); Fair Isaac Corporation (2008-2013); WCI Communities Inc. (2007-2009); InfoSpace Inc. (2007-2008). Carl Icahn has a non-controlling interest in each of Herc Holdings Inc.; Xerox Corporation; and Herbalife Nutrition LTD through the ownership of securities.

Other Background: Mr. Graziano has served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since February 2018, and prior to joining Icahn Capital, was previously the Founding Partner and Chief Investment Officer of the hedge fund Venetus Partners LP from June 2015 to August 2017, where he was responsible for portfolio and risk management, along with day-to-day firm management. Prior to founding Venetus, Mr. Graziano was a Partner and Senior Managing Director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a Portfolio Manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 until December 2010. Before Omega, Mr. Graziano served as a Managing Director and Head of Special Situations Equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009.

Mr. Graziano is a director nominee selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board financial expertise and extensive experience offering strategic advice and guidance to companies from his management experience and his service as a director on various company boards.

Joie Gregor

Age: 69        Director since: 2017

Conduent securities owned: 36,791 DSUs

Occupation: Former Managing Director for Leadership Development, Warburg Pincus LLC

Other Directorships: ConAgra Brands, Inc. (since 2009)

Other Background: Ms. Gregor served as the first Managing Director for Leadership Development at Warburg Pincus LLC beginning in 2014 until her retirement in 2016. In this role, she provided organizational guidance and strategic direction across all firm investing areas and assisted with both pre- and post-investment opportunities, focusing on strategy, organizational structure, operating initiatives, and talent identification and development. She also worked within the firm on professional development and effective organizational alignment.

Prior to joining Warburg Pincus, Ms. Gregor served as the Assistant to the President of the United States for Presidential Personnel, a role she assumed in October 2007. Before joining the President’s senior staff, Ms. Gregor served as Vice Chairman of the executive search firm Heidrick & Struggles, Inc. beginning in 2002. After joining as a Partner in 1993, she served in a number of senior leadership roles, including President, North America, the firm’s largest business unit. She also served as Managing Partner of the firm’s New York office, and as a member of the firm’s Management Committee. Prior to her work in executive search, Ms. Gregor was with the IBM Corporation, where she held a variety of leadership positions of increasing responsibility over a 13-year period. Ms. Gregor also currently serves on the Board of Directors of a private company, TriMark USA.

Ms. Gregor brings the Board significant experience in human capital development, market development, finance and planning, product strategy, sales and service, and global account management from roles at Warburg Pincus, Heidrick & Struggles, IBM and other advisory positions for major organizations. She also brings her experience working closely with major public company boards to implement best practices in corporate governance, director selection and succession planning.

Scott Letier

Age: 58        Director since: 2018

Conduent securities owned: 2,000 Common Stock; 18,789 DSUs

Occupation: Managing Director of Deason Capital Services, LLC, the family office for

Darwin Deason

Other Directorships: Xerox Corporation (since 2018). Darwin Deason has a non-controlling interest in Xerox Corporation through the ownership of securities.

Other Background: Scott Letier has been Managing Director of Deason Capital Services, LLC (“DCS”) since July 2014. Prior to joining DCS, Mr. Letier was the Managing Director of JFO Group, LLC, the family office for the Jensen family from September 2006 to July 2014. Mr. Letier has over 20 years of prior leadership roles serving as a private equity investment professional and chief financial officer, and began his career in the audit group at Ernst & Whinney (now Ernst & Young). Mr. Letier has served on numerous boards in the past, and in addition to Xerox Corporation, he currently serves on the Board of Directors for a number of private companies including: MV Transportation, Inc, the leading provider of paratransit services and the largest privately-owned passenger transportation contracting firm in the United States, Stellar Global, LLC, an Australian and U.S. based BPO/CRM Call Center Company, Colvin Resources Group, a Dallas based search and staffing firm, Grow 52, LLC (dba, Gardenuity), a tech enabled retailer, and serves on the fund advisory board of Griffis Residential, a Denver based multi-family real estate management and investment firm. Mr. Letier also serves as Treasurer, board member, executive committee member, and is Chairman of the audit and finance committees of the Dallas County Community College District Foundation. Mr. Letier is a Certified Public Accountant and has a BBA with a concentration in accounting from the Southern Methodist University – Cox School of Business.

Mr. Letier is a director selected by Darwin Deason pursuant to the Deason Agreement. With his over 20 years of prior leadership roles and service on other company boards and committees, Mr. Letier brings to the Board expertise relevant to Conduent, including his significant audit experience and his investment and financial expertise gained from serving as a private equity and investment professional and chief financial officer.

Jesse A. Lynn

Age: 48

Conduent securities owned: 0

Occupation: General Counsel, Icahn Enterprises L.P.

Other Directorships: Herbalife Nutrition LTD. (since 2014); The Manitowoc Company, Inc. (2015-2018). Carl Icahn has a non-controlling interest in Herbalife Nutrition LTD through the ownership of securities.

Other Background: Mr. Lynn has been General Counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since 2014. From 2004 to 2014, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from 2000 until 2004. From 1996 until 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn has been a director of Herbalife Ltd., a nutrition company, since 2014. Mr. Lynn was previously a director of The Manitowoc Company, Inc., a capital goods manufacturer, from 2015 to 2018. Mr. Lynn has been a Board Observer at each of Xerox Corporation, a provider of document management solutions, since May 2018 and SandRidge Energy, Inc., an oil and natural gas company with a principal focus on exploration and production activities in the U.S. Mid-Continent and North Park Basin of Colorado, since June 2018. Carl C. Icahn has or previously had non-controlling interests in each of SandRidge, Xerox, Herbalife and Manitowoc through the ownership of securities. Mr. Lynn received a B.A. from the University of Michigan and a J.D. from the Boston University School of Law.

Mr. Lynn is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board legal and finance expertise gained both in private practice as well as his positions with Icahn Enterprises and his experience as a director of other public companies.

Courtney Mather

Age: 42        Director since: 2017

Conduent securities owned: 44,650 DSUs

Occupation: Portfolio Manager, Icahn Capital LP

Other Directorships: Caesars Entertainment (since 2019); Cheniere Energy Inc. (since 2018); Newell Brands Inc. (since 2018); Herc Holdings Inc. (since 2016); TER Holdings I, Inc. (since 2016); Ferrous Resources Limited (since 2015); Freeport-McMoRan Inc. (2015-2019); Federal-Mogul Holdings Corporation (2015-2017); Viskase Companies Inc. (2015-2016); American Railcar Industries, Inc. (2014-2016); CVR Refining, LP (2014-2016); CVR Energy, Inc. (2014-2016). TER Holdings I, Inc., Ferrous Resources Limited, Federal-Mogul, American Railcar Industries, CVR Refining, CVR Energy and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Caesars Entertainment, Cheniere Energy Inc., Newell Brands Inc., Herc Holdings Inc. and Freeport-McMoRan Inc. through the ownership of securities.

Other Background: Mr. Mather has served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since December 2016, and was previously Managing Director from 2014 to 2016. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients. Mr. Mather received a B.A. from Rutgers College and attended the United States Naval Academy. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIA), Chartered Financial Analyst (CFA) and Certified Financial Risk Manager (FRM) professional designations.

Mr. Mather is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board significant experience in finance and experience providing strategic advice and guidance to companies through his service as a director on various public company boards.

Michael A. Nutter Age: 61 Director since: 2017 Conduent securities owned: 11,297 Common Stock; 25,494 DSUs Occupation: Former Mayor, Philadelphia, Pennsylvania Other Directorships: None

Other Background: Mr. Nutter was elected Mayor of Philadelphia, Pennsylvania in 2007, serving from 2008 until the conclusion of his second term in 2016. During his tenure as Mayor of Philadelphia, Mr. Nutter served as President of the United States Conference of Mayors from 2012 until 2013. Since the conclusion of his second mayoral term, he has served as a member of the Homeland Security Advisory Council, as chairman of the Airbnb Mayor’s Advisory Council, as the inaugural David N. Dinkins Professor of Professional Practice in Urban and Public Policy at Columbia University and in various other advisory, academic and media commentary positions consistent with his longstanding commitment to public policy, government and civic life. Prior to entering politics, Mr. Nutter held various roles of increasing responsibility at the financial services firm Pryor, Counts & Co.

Mr. Nutter brings to the Board nearly 25 years of financial stewardship and leadership experience as an elected official and public manager.

William G. Parrett

Age: 73        Director since: 2017

Conduent securities owned: 44,650 DSUs

Occupation: Chairman of the Board, Conduent Incorporated; Retired Chief Executive Officer, Deloitte Touche Tohmatsu

Other Directorships: Oracle Corporation (since 2018); Blackstone Group LP (since 2007); Eastman Kodak Company (since 2007); UBS AG (2008 to May 2018); Thermo Fisher Scientific Inc. (2008 to May 2018)

Other Background: Mr. Parrett served as the Chief Executive Officer of Deloitte Touche Tohmatsu. He joined Deloitte in 1967 and served in a series of roles of increasing responsibility, including Managing Partner of Deloitte & Touche USA LLP. Mr. Parrett is a member of the Board of Directors of Eastman Kodak Company, where he chairs the finance and audit committee; Oracle Corporation, where he is a member of the finance and audit committee; and Blackstone Group LP, where he chairs the audit and the conflicts committees. Mr. Parrett is a past member of the Board of Trustees of Carnegie Hall, a Senior Trustee of the United States Council for International Business and a past Chairman of the Board of Trustees of United Way Worldwide. Mr. Parrett is a Certified Public Accountant with an active license.

Mr. Parrett brings to the Board extensive global business experience, strong management skills and extensive knowledge of complex financial and operational issues, demonstrated by his experience as Chief Executive Officer of Deloitte Touche Tohmatsu. He also brings to the Board public company governance experience through his membership on boards of other public companies.

Virginia M. Wilson

Age: 64        Director since: 2017

Conduent securities owned: 11,297 Common Stock; 25,494 DSUs

Occupation: Former Senior Executive Vice President and Chief Financial Officer, Teachers Insurance and Annuity Association (TIAA)

Other Directorships: None

Other Background: Ms. Wilson served as the Senior Executive Vice President and Chief Financial Officer of Teachers Insurance and Annuity Association (TIAA), a financial services organization that is a leading retirement provider for people who work in the academic, research, medical and cultural field, from 2010 to 2018. Prior to joining TIAA, she was Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, which was the holding company for Wyndham Hotels & Resorts, RCI and other hospitality brands, from 2006 to 2009. She has also served as a financial officer at Cendant, MetLife and Transamerica Life Insurance, and was an audit partner at Deloitte earlier in her career. Ms. Wilson is a Certified Public Accountant with an active license.

Ms. Wilson brings to the Board extensive financial experience, demonstrated by her role in overseeing financial management and planning, actuarial, tax, accounting, corporate services, sourcing and financial reporting functions for TIAA and her experience as a chief financial officer of a public company.

The Board recommends a vote

FOR

the election of the nine (9) Directors nominated by the Board

CORPORATE GOVERNANCE

The Company is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.conduent.com/corporate-governance. They are also available to any shareholder who requests them in writing addressed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board and our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, and consistent with the requirements of applicable SEC and NYSE rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance and Corporate Governance Guidelines.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management and shareholders (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. All submissions are reviewed by the Corporate Governance Committee. Recommendations received no earlier than November 10, 2019 and no later than December 10, 2019 will be considered for nomination at the 2020 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. At this time, we believe this balance is achieved through the appointment of an independent Chairman of the Board. Accordingly, William G. Parrett, an independent director, serves as Chairman of the Board. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. In terms of our Board composition, 89% of our directors qualify as independent directors, and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of this policy at the Board level. You can find more information on our Board leadership structure in the Corporate Governance Guidelines posted on the Company’s website at www.conduent.com/corporate-governance.

Risk Oversight

Our Board has ultimate oversight responsibility for our Enterprise Risk Management (“ERM”) program. The Board oversees our ERM program primarily through the Audit Committee of the Board, which previews the ERM program, assessments and remediation plans for subsequent review by the Board. Our ERM program is designed to strengthen our risk-management capability by developing and implementing a governance structure, policy and standards necessary to identify, assess, monitor and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The ERM program is also designed to preserve and create organizational value through effective control management and integration of risk practices into strategic planning and day to day decision making. Enterprise Risk Management operates within our Chief Compliance Office and is headed by the ERM director who chairs an Enterprise Risk Management Committee (“ERMC”). The ERMC is comprised of the Chief Financial Officer, General Counsel, Chief People Officer, Chief Information Officer, Chief Accounting Officer, Chief Compliance Officer, Chief Ethics Officer, Chief Privacy Officer, Sector Group Executives and Corporate Auditor. The ERMC reviews and establishes risk tolerances, prioritizes the remediation of risks, inspects risk mitigation plans and progress, identifies and addresses emerging risks, shares mitigation best practices across the Company and promotes risk mitigation practices within their lines of business.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

1)

he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

2)

he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

3)

in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions”.

As a result of the aforementioned review, our Board has determined that all of the nominees for election as directors at the 2019 Annual Meeting are independent under the NYSE Corporate Governance Rules and our Corporate Governance Guidelines, with the exception of Ashok Vemuri, our Chief Executive Officer.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and where the amount involved exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

During 2019, we hired the law firm of King and Spalding LLP (King & Spalding) to represent the Company in a lawsuit filed against the Company in 2019 (Nelson et.al v. Comerica Bank and Conduent Business Services LLC litigation). James C. Woolery, an equity partner at King & Spalding, is the brother-in-law of our Executive Vice President, General Counsel and Secretary, J. Michael Peffer. Mr. Peffer’s son is also an associate at King & Spalding. The Corporate Governance Committee reviewed and approved this relationship under our related party transaction policy.

Icahn Agreements and Deason Agreement

See above under “Proposal 1 – Election of Directors” for information regarding our interest in (1) agreements between Xerox and the Icahn Group and (2) the agreement with Darwin Deason.

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2018, no immediate family member of our current executive officers or directors was employed by the Company or one of its subsidiaries and received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions).

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2018 for each committee and a list of the members of each committee.

Audit Committee (10 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Audit Committee include:

•	directly appoint, compensate, retain and oversee the work of our independent auditor;

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;

•	assess independent auditor’s qualifications and independence;

•	assess performance of the Company’s independent auditors and the internal audit function;

•

review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

•	review and approve the Company’s Code of Business Conduct and Ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement beginning on page 53.

Members: Joie A. Gregor; Nicholas Graziano; and Virginia M. Wilson

Chair: Ms. Wilson

The Board has determined that (1) all of the members of the Audit Committee are independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Rules and are financially literate and (2) Ms. Wilson and Mr. Graziano are “audit committee financial experts,” as defined in the applicable SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (8 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Compensation Committee include:

•	oversee development and administration of the Company’s executive compensation plans;

•	set the compensation of the CEO and other executive officers;

•	review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;

•	oversee the evaluation of the CEO and other executive officers;

•	have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;

•	oversee the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;

•	conduct an independence assessment of any compensation consultants, including consideration of the six independence factors required under SEC rules and NYSE listing standards; and

•	review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (“CD&A”) with management, and has recommended to the Board that the CD&A be included in this Proxy Statement (beginning on page 22) and incorporated by reference in the Company’s 2018 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 36 of this Proxy Statement.

The Compensation Committee has not delegated its authority with respect to executive compensation decisions. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Chief People Officer. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the

Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

The Compensation Committee has retained Frederic W. Cook & Co. (“F.W. Cook”) as an independent consultant to the Compensation Committee. F.W. Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2018, the Compensation Committee determined that F.W. Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 26 of this Proxy Statement.

Members: Joie A. Gregor and William G. Parrett

Chair: Ms. Gregor

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and the applicable NYSE rules and that each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”).

Compensation Committee Interlocks and Insider Participation

During 2018, Mr. Galant, Ms. Gregor, Mr. Mather, Mr. Nevin and Mr. Parrett served on our Compensation Committee. No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (5 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Corporate Governance Committee include:

•	identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

•	develop and recommend to the Board director qualification criteria and establish procedures for evaluating the suitability of director nominees;

•	advise the Board regarding Board composition, procedures and committees;

•	develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

•	review significant environmental and corporate social responsibility matters;

•	administer the Company’s Related Person Transactions Policy;

•	evaluate and recommend director compensation to the Board; and

•	oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Nicholas Graziano; Michael A. Nutter and William G. Parrett

Chair: Mr. Nutter

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the applicable NYSE rules.

Finance Committee (5 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Finance Committee include:

•

review the Company’s cash position, capital structure, status of credit ratings and strategies, financing strategies and insurance coverage and report to the full Board with respect thereto as appropriate;

•	review and make recommendations to the management and the full Board as appropriate with respect to the Company’s dividend policy and capital allocation policy;

•

review the adequacy of the funding of the Company’s funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names the Joint Administrative Board as the governing plan fiduciary) in terms of the Company’s corporate purposes;

•	review the Company’s policy on derivatives;

•

approve, at least annually, whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization in reliance on the exemptions provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder (the “Dodd Frank Act”);

•	Review and approve the three year strategic plan and the annual capital budget; and

•	Review and approve (1) acquisitions in excess of $75M or involving the issuance of Company stock and (2) dispositions of assets or stock of a subsidiary in excess of $50M.

Members: Scott Letier; Courtney Mather; Michael A. Nutter; and Virginia M. Wilson (Mr. Parrett was reassigned by the Board from the Finance Committee to the Compensation Committee on December 18, 2018 and the Board appointed Mr. Letier to the Finance Committee on his election to the Board on that date.)

Chair: Mr. Mather.

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the applicable NYSE rules.

Board and Committee Meetings; Annual Meeting Attendance

Board and Committee Meeting Attendance: 11 meetings of the Board of Directors were held in 2018. The number of meetings held by each of our Board committees is noted above under “Committee Functions, Membership and Meetings.” All incumbent directors attended at least 95% of the total number of meetings of the Board and Board committees on which they served. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Annual Meeting Attendance Policy: The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. All nominees who were serving as directors at the time attended the 2018 Annual Meeting of Shareholders.

Annual Director Compensation

Our Board, upon the review and recommendation of our Corporate Governance Committee, previously adopted a compensation program for our non-employee directors effective January 1, 2018. The following is a brief summary of the material elements of the program.

Cash Compensation

Under the program, non-employee directors receive $80,000 per year as an annual cash retainer for their service on the Board. In addition, non-employee directors receive additional cash retainers for the following roles:

•	The Non-Executive Chairman receives $125,000 per year;

•	The Chair of the Audit Committee receives $25,000 per year and each other member of the Audit Committee receives $15,000 per year;

•	The Chair of the Compensation Committee receives $20,000 per year and each other member of the Compensation Committee receives $12,000 per year;

•	The Chair of the Corporate Governance Committee receives $15,000 per year and each other member of the Corporate Governance Committee receives $10,000 per year, and

•	The Chair of the Finance Committee receives $15,000 per year and each other member of the Finance Committee receives $10,000 per year.

All directors are also reimbursed for reasonable expenses incurred in connection with service on the Board or any of its Committees.

Equity Compensation

Under the program, each non-employee director is automatically eligible for an annual equity award granted in the form of DSUs under the Director Equity Plan. A DSU is a bookkeeping entry that represents the right to receive one share of our Common Stock at a future date. DSUs are vested on the date of grant and include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of our Common Stock would be entitled to receive in dividends. For 2018, our non-employee directors received a grant of DSUs with a grant date fair value of $190,000. If a director separates from service prior to year-end, DSU grants include a clawback provision allowing for recovery of DSUs granted during the year of separation from service on a pro rata basis.

Deferral of Retainer Fees

Board members can elect to receive up to 100% of their $80,000 annual cash retainer in the form of DSUs which are deferred for a specified number of years following grant, as determined by the director, or until any earlier separation from service.

Director Stock Ownership Guidelines

The program includes stock ownership guidelines that require directors to own Common Stock in a minimum amount equal to 6 times the annual cash retainer ($80,000 x 6 = $480,000) within 3 years of adoption of the guidelines (or within 3 years of appointment to the Board for directors elected after 2017). Directors are required to hold all shares of Common Stock granted to the director until compliance with the guidelines are met.

2018 Director Compensation Table

The following table shows the compensation paid by Conduent for the fiscal year ended December 31, 2018 to its non-employee directors. Ashok Vemuri, Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Vemuri as an employee is shown in the 2018 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Nicholas Graziano (2)	$ 55,417	$110,842	—	$166,259
Paul S. Galant (2)	$ 92,000	$190,000	—	$282,000
Joie Gregor	$115,000	$190,000	—	$305,000
Vincent J. Intrieri (4)	$ 52,500	$190,000	—	$242,500
Scott Letier (2)	$ 7,500	$ 15,833	—	$ 23,333
Courtney Mather	$ 92,000(3)	$190,000	—	$282,000
Michael Nevin(5)	$ 95,000	$190,000	—	$285,000
Michael A. Nutter	$105,000	$190,000	—	$295,000
William G. Parrett	$225,000(3)	$190,000	—	$415,000
Virginia M. Wilson	$115,000	$190,000	—	$305,000

(1)

This column reflects the aggregate grant date fair value of the annual equity grant made to non-employee directors in the form of DSUs ($190,000) in January 2018 and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation—Stock Compensation.

(2)

Messrs. Graziano, Galant and Letier did not serve on the Board for the full year. Mr. Graziano joined the Board and received a prorated grant of DSUs on June 1, 2018. Mr. Galant resigned from the Board effective December 18, 2018, and Mr. Letier joined the Board on December 18, 2018. Mr. Letier’s cash was paid and his DSUs were awarded in January 2019.

(3)	Messrs. Mather and Parrett elected to defer $80,000 of annual cash retainer reflected in the Fees Earned or Paid in Cash column in the form of DSUs.

(4)	Mr. Intrieri did not stand for reelection at the 2018 Annual Meeting. A prorated portion of Mr. Intrieri’s DSUs was forfeited in accordance with its terms.

(5)	Mr. Nevin resigned from the Board effective April 8, 2019.

The total number of all DSUs held by each director as of December 31, 2018 is as follows: Mr. Graziano, 5,758; Ms. Gregor, 20,984; Mr. Letier, 0 (Mr. Letier’s DSUs for his 2018 service were awarded in January 2019); Mr. Mather, 25,515; Mr. Nevin, 20,984; Mr. Nutter, 20,984; Mr. Parrett, 25,515; and Ms. Wilson, 20,984.

SECURITIES OWNERSHIP

Ownership of Company Securities (1)

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2018, except as set forth below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	FMR, LLC (2) 245 Summer St. Boston, MA 02210	21,646,167	10.244%
Common Stock	Mr. Carl C. Icahn (3) c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	24,586,540	11.64%
Common Stock	The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	16,507,528	7.81%
Common Stock	Mr. Darwin A. Deason (5) 5956 Sherry Ln., Suite 800 Dallas, TX 75225	12,320,307	5.8%

(1)

The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn and Mr. Deason, the most recent Schedule 13D/A) filed by the named entity with the SEC.

(2)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by FMR LLC (“FMR”) to report FMR’s beneficial ownership of Common Stock as of January 31, 2019. FMR has sole voting power for 120,324 shares of Common Stock, sole dispositive power for 21,646,167 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock. Based on a Schedule 13G filed with the SEC on February 8, 2019 by FMR, FMR beneficially owned 20,887,388 shares of Common Stock (9.885%) as of December 31, 2018.

(3)	Based on a Schedule 13D/A filed with the SEC on December 3, 2018 by Carl C. Icahn to report his beneficial ownership as of that date.

Represents shares of Common Stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”)(collectively, the “Reporting Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

High River has sole voting power and sole dispositive power with regard to 4,917,308 shares of Common Stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Master has sole voting power and sole dispositive power with regard to 8,156,433 shares of Common Stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 11,512,799 shares of Common Stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Common Stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes.

(4)

Based on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”). Vanguard has sole voting power for 90,210 shares of Common Stock, sole dispositive power for 16,412,551 shares of Common Stock, shared voting power for 23,520 shares of Common Stock and shared dispositive power for 94,977 shares of Common Stock.

(5)

Based on a Schedule 13D/A filed with the SEC on December 19, 2018 by Darwin A. Deason to report his beneficial ownership of Common Stock as of December 18, 2018. Mr. Deason has sole voting power and sole dispositive power for 12,320,307 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock. Mr. Deason’s shares of Common Stock include 5,393,256 shares of Common Stock issuable upon the conversion of 120,000 shares of Conduent Series A Convertible Perpetual Preferred Stock that he holds.

Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 28, 2019, were as follows. These individuals have sole voting and dispositive power with respect to the reported shares.

Name of Beneficial Owner	Amount Beneficially Owned
Ashok Vemuri	820,049
David Amoriell	187,705
Jeffrey Friedel	250,605
Nicholas Graziano	5,758
Joie A. Gregor	11,297
Scott Letier	2,000
Jesse A. Lynn	0
Courtney Mather	13,675
Michael A. Nutter	11,297
William G. Parrett	13,675
J. Michael Peffer	294,859
Brian Webb-Walsh	305,149
Virginia M. Wilson	11,297
All directors and executive officers as a group (14)	1,930,256

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owned less than 1% of the aggregate number of shares of Common Stock outstanding as of February 28, 2019. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules and includes shares held indirectly.

Shares of Common Stock which executive officers, directors and nominees have a right, within 60 days of February 28, 2019, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are also required to be included for purposes of determining beneficial ownership. None of our executive officers, directors or nominees hold any Company securities which are exercisable or scheduled to vest within 60 days of February 28, 2019 with the exception of DSUs as follows: Graziano, 5,758; Gregor, 11,297; Mather, 13,675; and Parrett, 13,675.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16”) requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based solely on review of these reports, or written representations from these persons that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors, executive officers and ten percent shareholders that were required to be filed under Section 16 during the fiscal year ended December 31, 2018 were timely filed with the exception of one Form 4 reporting one transaction filed jointly by Carl C. Icahn, High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the Compensation Committee of the Board of Directors of Conduent (the “Compensation Committee”) for our named executive officers and review the various objectives and elements of our executive compensation program, its alignment with performance and the 2018 compensation decisions regarding our named executive officers.

For purposes of this CD&A and the disclosure that follows, the following are our named executive officers for 2018:

•	Ashok Vemuri, Chief Executive Officer

•	Brian Webb-Walsh, Executive Vice President & Chief Financial Officer

•	David Amoriell[1], President

•	James Michael Peffer, Executive Vice President, General Counsel & Secretary

•	Jeffrey Friedel, Executive Vice President, Chief People Officer

1 Mr. Amoriell retired from the Company on January 11, 2019.

EXECUTIVE SUMMARY

Conduent continued to make progress in 2018 by transforming in meaningful ways and positioning itself for sustainable, profitable growth in the future. We achieved success on a number of fronts, including strengthening our balance sheet, completing the program to divest our non-core businesses, exceeding the goals under our 3-year transformation program, completing the tender offer of our senior unsecured high-yield notes, and completing the Company’s first acquisition. However, due to continued pressure on revenue growth and operational challenges during the third and fourth quarters of fiscal 2018, we achieved lower than target financial performance on two measures: revenue and adjusted EBITDA. As a result, the named executive officers achieved lower than target variable compensation payouts commensurate with our results. We are addressing the challenges that we faced in 2018 head-on and have made significant investments in technology modernization and standardization to support our long-term strategy and focus on digital interactions. We ended the year with a strong balance sheet, a portfolio of core businesses and offerings, a refreshed sales team and go-to-market strategy, and the right team to lead the organization to the next phase – our pivot to growth.

2018 Financial Achievements

•	Revenue of $5,393 million

•	Net income from continuing operations of $(416) million

•	Adjusted net income[2] of $230 million

•	Adjusted EBITDA[2] of $640 million, up 7.0% year-over-year, excluding impact from ASC 606 and divestitures

•	$283 million of cash flow from operations and $218 million of adjusted free cash flow[2]

2018 Operational Achievements

•	Exceeded 3-year transformation initiative targets; achieved ~$730 million of cumulative savings

•	Completed divestiture plan of $1 billion of non-core business revenue

•	Divested four businesses (Commercial Vehicle Operations, Off-Street Parking, Actuarial and HR Consulting, and select Local Government Services) in 2018 for aggregate proceeds of ~$700 million in cash

•	Announced an agreement to sell a select portfolio of our stand-alone customer care contracts and completed the sale of those contracts in early 2019

•	Paid down $476 million of high-interest notes from our spin-off

•	Invested in platform and IT infrastructure technology

•	Acquired Health Solutions Plus in January 2019 (leading digital healthcare core administrative processing system)

2 Please see “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” on pages 47-51 in this Proxy Statement for information on our non-GAAP financial measures.

Shareholder Say on Pay

Our executive compensation is subject to an annual advisory vote of shareholders at our Annual Meeting. The Compensation Committee considers the outcome of say on pay votes when making compensation decisions for our named executive officers. At the 2018 Annual Meeting of Shareholders, 98.7% of shares voted were in favor of our executive compensation. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our shareholders and understanding their views. The executive management team of Conduent established and participated in various shareholder engagement activities in 2018. Conduent’s investor relations function proactively engages with our shareholders to provide updates on the performance of the Company and solicit feedback on various topics.

OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy

Our Executive Compensation Programs are designed to attract, motivate, reward and retain the world class talent necessary to drive our business strategy, creating shareholder value. Our programs are designed to follow these principles:

•	provide competitive compensation to attract and retain executives critical to our long-term success;

•	align executive and shareholder interests using both short-term and long-term financial and strategic objectives that build a sustainable Company;

•	recognize and reward collective accountability and individual contribution to ensure enterprise results;

•	instill high standards of corporate governance and best practices; and

•	mitigate excess risk taking and/or behavior that is inconsistent with the Company’s strategic plans and high ethical standards.

Checklist of Compensation Practices

What We Do		What We Don’t Do
✓	Deliver a significant portion of compensation through long-term incentives tied directly to shareholder value creation.	X	Permit re-pricing of underwater stock options.
✓	Balance short- and long-term incentives with multiple performance metrics.	X	Provide defined-benefit pension plan or SERPs to executives (only all-employee 401(k) plan).
✓	Maintain pay-recoupment policy that allows claw back of compensation earned because of fraudulent or illegal conduct.	X	Provide excessive perquisites or termination payments.
✓	Maintain stock ownership requirements for all our named executive officers.	X	Allow hedging or pledging of Company stock.
✓	Conduct an annual review of programs to ensure they do not encourage risks that have a material adverse effect on the Company.	X	Permit tax gross-ups on change in control or other severance payments.
✓	Maintain non-competition and non-solicitation agreements with our named executive officers that prohibit competing against Conduent and soliciting our customers or current employees after termination.	X	Maintain written employment contracts with our executive officers (other than our Chief Executive Officer’s offer letter)
✓	Employ an Independent Consultant under the direction of the Compensation Committee.	X	Allow single-trigger vesting change in control arrangements.

2018 Total Direct Compensation Targets for Named Executive Officers

The Compensation Committee approved the annual target compensation levels for all executive officers. To reinforce the Company’s pay for performance philosophy, 86% of our CEO’s targeted total director compensation, and on average 70% for our other named executive officers, is variable and “at risk.” Additionally, 53% of targeted total direct compensation for our Chief Executive Officer and, on average, 46% for our other named executive officers is subject to achievement of performance goals.

Executive	Title	Base Salary	Target Short- Term Incentive (% of Salary)	Target Long- Term Incentive (Grant Date Value on 4/1/18)
Ashok Vemuri	Chief Executive Officer (CEO)	$1,000,000	150%	$5,000,000
Brian Webb-Walsh	Executive Vice President and Chief Financial Officer (CFO)	$450,000	75%	$975,000
Dave Amoriell	President	$536,000	75%	$800,000
J. Michael Peffer	Executive Vice President, General Counsel and Secretary	$500,000	75%	$800,000
Jeffrey Friedel	Executive Vice President, Chief People Officer	$425,000	75%	$500,000

The table does not reflect the special one-time strategic leadership grant awarded to Messrs. Vemuri and Webb-Walsh. Additional information regarding these awards can be found under “Strategic Leadership RSU Grant” on page 31.

The charts below reflect the 2018 pay mix for our named executive officers and the portion of their targeted total direct compensation that is variable pay. Basing this variable compensation upon financial results and share price directly aligns our executives with shareholder value creation.

CEO - Pay Mix	All Other Named Executive Officers – Pay Mix

Linking Pay with Performance

Short-Term Incentives

Each of our named executive officers participated in the Annual Performance Incentive Program (“APIP”) which focused on the business priorities for 2018. The 2018 performance measures and weightings for APIP were: Adjusted EBITDA (50%), Revenue (at constant currency) (40%) and an M&A Strategic Goal (10%). For 2018, the Committee determined to use an M&A Goal as a performance metric to replace Revenue Productivity to more closely align our named executive officers’ incentive compensation with our strategic priorities.

Additional information regarding short-term incentives can be found under “2018 Compensation for the Named Executive Officers—Short-Term Incentives.”

Long-Term Incentives

In early 2018, the Compensation Committee reviewed peer group data and approved a Long-Term Incentive Program (“LTIP”) that aligned with the interests of shareholders and the Company. The 2018 annual LTIP award includes a mix of 50% performance-based awards (Performance Stock Units) and 50% time-based awards (Restricted Stock Units). This approach balances the need to motivate and drive future behavior while being retentive and fostering stock ownership. Performance Stock Units are measured over three years. Performance for each year is measured against pre-established annual goals and performance achievement is averaged over the three-year performance period (2018—2020). Vesting occurs at the end of the three-year performance period. Restricted Stock Units are subject to three-year ratable vesting.

The Compensation Committee approved annual LTIP awards with a grant date of April 1, 2018. Officers participated at their individual LTIP target level. The 2018 performance measures and weightings are as follows: Adjusted Profit Before Tax (“PBT”) (50%) and Free Cash Flow, as adjusted (50%). Additional information regarding long-term incentives can be found under “2018 Compensation for the Named Executive Officers—Long-Term Incentives.”

In addition to the annual LTIP award, Messrs. Vemuri and Webb-Walsh each received a one-time Restricted Stock Unit award in recognition of their strategic leadership in establishing Conduent as a successful stand-alone company and exceeding transformational goals.

PROCESS FOR DETERMINING COMPENSATION

Role of the Compensation Committee

The Compensation Committee administers the executive compensation program for our named executive officers on behalf of our Board and shareholders. All members of the Compensation Committee are independent directors in accordance with applicable SEC and NYSE standards, including heightened independence requirements for Compensation Committee members. The biographies of the Compensation Committee members appear beginning on page 7 of this Proxy Statement.

The Compensation Committee retains an independent consultant for the purpose of reviewing and providing guidance related to executive compensation programs. The Compensation Committee’s responsibilities are discussed beginning on page 15 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.conduent.com/corporate-governance.

The Compensation Committee evaluates many factors when designing and establishing the executive compensation plans and targets. In determining the appropriate compensation levels, the Compensation Committee considers the scope and impact of the executive’s role within the organization, experience, sustained performance and future potential. The Committee also reviews the compensation levels of similarly positioned executives at peer companies, general industry compensation data, and internal pay considerations.

Role of the CEO

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting compensation of our named executive officers, the CEO participates in the process by:

•	Periodically discussing the performance of the Company and each executive officer with the Compensation Committee.

•	Making recommendations on the components of compensation for the other executive officers.

After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts for each of our executive officers, including our named executive officers, ensuring that the total compensation for each is appropriate and competitive.

Role of the Independent Consultant

The Compensation Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (the “Consultant”), to assist with its responsibilities. The Consultant reports only to the Compensation Committee and has not performed any other work for Conduent since being retained as an independent consultant to the Compensation Committee, except in its capacity as an independent advisor to the Corporate Governance Committee on non-employee director compensation matters. As provided in its charter, the Compensation Committee has the authority to determine the scope of the Consultant’s services and may terminate the Consultant’s engagement at any time.

During 2018, the Consultant provided the following services:

•	regularly updated the Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;

•

reviewed officer compensation levels and overall performance compared to a peer group made up of organizations with which Conduent is likely to compete for business, investor capital and/or executive talent;

•	reviewed incentive compensation designs for short-term and long-term programs;

•	advised the Compensation Committee on peer group companies for pay and performance comparisons;

•	reviewed the Compensation Discussion and Analysis and related compensation tables for inclusion in this Proxy Statement;

•	reviewed Compensation Committee meeting materials with management before distribution;

•	attended Compensation Committee meetings, including meetings in executive session, as requested by the Compensation Committee chair; and

•	offered independent analysis and input on CEO compensation.

Peer Group

The Compensation Committee approved a peer group of companies with whom Conduent competes for business, investor capital and/or executive talent. The peer group is used to benchmark compensation for our named executive officers as well as for general pay practices and trends. The 2018 peer group consisted of the following companies:

Aon plc.	CGI Group Inc.	Genpact Limited
Automatic Data Processing, Inc.	Cognizant Technology Solutions Corp.	IQVIA Holdings Inc.
CACI International Inc.	Convergys Corporation	MAXIMUS, Inc.
Cerner Corporation	DXC Technology Company	Paychex, Inc.

In November 2018, the Committee approved a new peer group for 2019 which the Committee believes more closely aligns with Conduent, considering the Company’s current industry profile, size and market capitalization.

The 2019 peer group will consist of the following companies: Booz Allen Hamilton Holding Corporation, CACI International Inc., Cerner Corporation, CGI Group Inc., Cognizant Technology Solutions Corporation, Fidelity National Information Services, Inc., First Data Corporation, Genpact Limited, Global Payments Inc., IQVIA Holdings Inc., Leidos Holdings, Inc., MAXIMUS, Inc., Roper Technologies, Inc. and Willis Towers Watson Public Limited Company.

Competitive Market Information

In 2018, the Compensation Committee received a report comparing the compensation of its named executive officers with the compensation of executives in comparable positions at our peer group companies based on the most recent proxy filings (primarily used for the CEO, CFO and General Counsel) as well as general industry survey data to recognize the limitations of proxy data (Willis Tower’s Watson CDB General Industry Executive Compensation survey). This comparison included compensation data for these elements of pay:

•	base salary;

•	short-term incentives;

•	total target cash compensation (base salary plus target short-term incentives);

•	target long-term incentives; and

•	total direct compensation (total target cash compensation plus target long-term incentives).

The competitive market data is prepared, analyzed and presented to the Compensation Committee by the Committee’s Consultant. The market pay range is viewed as a competitive reference point, but that data is not used to match a specific percentile of the market. Emphasis is placed on total direct compensation. In 2018, the Compensation Committee reviewed total direct compensation against the market data using the 50th percentile as a reference point. The Compensation Committee exercises discretion in setting individual compensation levels to reflect an assessment of the executive’s impact, responsibilities and expected contributions to Conduent, as well as potential for advancement.

2018 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

2018 Total Direct Compensation

Total direct compensation includes base salary, target annual short-term incentives and target annual long-term incentives, including Performance Stock Units at target. The majority of our named executive officers’ compensation is provided under our variable incentive compensation programs. Variable pay increases with responsibility while long-term incentive compensation represents the greatest component of pay. The 2018 total direct compensation of our named executive officers can be found under the heading “Executive Summary—2018 Total Direct Compensation Targets for Named Executive Officers.” For further information regarding the process the Compensation Committee used to determine compensation for our named executive officers, please see above under “Process for Determining Compensation.”

More complete compensation information appears in the “Summary Compensation Table” on page 37.

Base Salary

Base salary is the fixed pay element of our compensation program that reflects the level and scope of responsibility within the Company. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibility. The 2018 base salaries for our named executive officers were unchanged from 2017.

Short-Term Incentives

The Annual Performance Incentive Plan (“APIP”) provides for short-term incentive awards that reward performance against our annual operating plan, paid in the form of cash to our named executive officers and other eligible employees. Each year, the Compensation Committee reviews the target short-term incentive award opportunity, scaled to the executive’s level of responsibility and stated as a percentage of base salary, and the maximum payout opportunity.

The following chart reflects Conduent’s process for setting short-term incentive awards. This process typically takes place in the first quarter of the year.

Short-Term Incentive Target Award Opportunity for the Named Executive Officers

The annual short-term incentive target award opportunity for each of our named executive officers takes into account many factors, including scope of responsibility, expected contributions, internal pay equity and competitive executive compensation practices. If an executive’s role or responsibilities change after the terms of the award are approved, the Compensation Committee is permitted to adjust the short-term incentive target award opportunity at that time.

The 2018 APIP target award opportunities for our named executive officers remain unchanged from 2017.

Short-Term Incentive Performance Measures

The Compensation Committee established the APIP for 2018 pursuant to which each named executive officer is entitled to receive an incentive payout assuming Conduent attains certain pre-established performance goals. In 2018, the performance goals for the APIP were based on Adjusted EBITDA, Revenue and an M&A strategic goal. For this purpose, Adjusted EBITDA represents income or loss before income taxes adjusted for interest expense, depreciation and amortization, restructuring and related costs, (gain) loss on divestitures and transaction costs, litigation costs (recoveries), net, loss on extinguishment of debt, other (income) expenses and legacy charges/credits such as New York Medicaid Management Information System (NY MMIS) and Health Enterprise (HE). Revenue is measured at constant currency which excludes the impact of changes in the translation of foreign currencies into U.S. Dollars and certain other discrete adjustments. The M&A strategic goal required completion of three of five planned divestitures.

Results of performance may be adjusted plus or minus 20% on a discretionary basis to recognize individual performance, but in no event would an APIP payout exceed the maximum payout (200%). With respect to our financial performance measures, payout for achieving threshold performance is 50% of target, payout for achieving target performance is 100% of target and payout for achieving maximum performance is 200% of target. Performance results and payouts are interpolated between these points. There is no required payout for business performance below threshold levels.

The measures, weightings, goals and target and maximum payout ranges set by the Compensation Committee for 2018 (in millions) were as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
Adjusted EBITDA	50%	$721	$ 739
Revenue (at constant currency)	40%	$5,739	$5,800
M&A Strategic Goal	10%	Completing 3 of 5 planned divestitures	Completing 4 or more planned divestitures and qualitative assessment

These goals were aligned with Conduent’s 2018 operating plan at the time they were established and designed to be challenging yet achievable.

Determining Short-Term Incentive Award Payouts

After the end of the fiscal year the CFO confirms the financial results and communicates the results to the Compensation Committee. Subject to the Compensation Committee’s review and approval, any material unusual charges or gains are reviewed with the Compensation Committee for possible impact on APIP calculations.

Each performance measure is assessed and calculated independently. The weighted results of each measure are added together to determine overall performance results. Payouts are made proportionately for achievement at levels between the goals. Even if pre-established performance measures are achieved, the Compensation Committee retains discretion to determine a lesser short-term incentive than the calculated incentive payout, or no short-term incentive at all, as it deems appropriate. The Compensation Committee also retains its discretion to increase or decrease an APIP award (plus or minus 20% as described above) based on individual performance, provided that the named executive officer’s award may never exceed their maximum payout target.

2018 Performance for Short-Term Incentive Award Payouts

Performance results for 2018 against the APIP performance measures (in millions) were:

Performance Measures	Target	Actual (as adjusted)	Performance Achievement	Weighting	Payout Percentage
Adjusted EBITDA (1)	$ 721	$ 700	63%	50%	32%
Revenue (2) (at constant currency)	$5,739	$5,658	0%	40%	0%
M&A Strategic Goal (3)	3 of 5	4 of 5	200%	10%	20%
			Final Calculated Payout =>		52%

(1)	Adjusted EBITDA: $700M, reflects reported adjusted EBITDA of $640M and partial year adjustments for divestitures completed in 2018, and impacts from certain strategic contract exits.

(2)

Revenue (at constant currency): $5,658M, reflects reported adjusted revenue of $5,393 adjusted for currency, and partial year adjustments for divestitures completed in 2018, and impacts from certain strategic contract exits.

(3)

M&A Strategic Goal: The Company successfully completed 4 out of 5 planned divestitures in 2018, with a 5th divestiture closed in February 2019. The Compensation Committee also considered that the Company completed an acquisition supporting our core business in January 2019.

Following the certification of the financial results for 2018, the Compensation Committee reviewed the achievement of the performance measures on APIP. Based on this, the Committee approved a 52% payout factor.

Our named executive officers received payouts at or below the approved payout factor, as set forth below, except for Mr. Webb-Walsh, who was increased to 62% reflecting his contribution in Real Estate consolidation and Finance transformation projects and Mr. Friedel who was increased to 57% reflecting his contribution to the successful Accushoring™, effort.

Executive	2018 APIP Target ($)	2018 APIP Actual Payout ($)
Ashok Vemuri	$1,500,000	$780,000
Brian Webb-Walsh	$ 337,500	$210,600
Dave Amoriell	$ 402,000	$188,136
J. Michael Peffer	$ 375,000	$195,000
Jeffrey Friedel	$ 318,750	$182,325

*	Accushoring™, allowing the company to use talent anywhere in the world and giving it the flexibility to leverage human capital from locations with the best balance of skill, availability and costs.

Given Conduent’s 2018 achievements, the Compensation Committee concluded the APIP payments resulted in reasonable and appropriate performance-related incentive payments to our named executive officers. The annual incentives paid to our named executive officers in 2019 for 2018 performance are shown in the “Summary Compensation Table.” Additional information about the short-term incentive opportunities is shown in the “Grants of Plan-Based Awards in 2018” table.

Long-Term Incentives

We provide long-term incentives to reward our named executive officers for sustained performance, as a retention incentive and to align executive’s interests with shareholders to drive long-term value creation. Awards are intended to encourage a strong ownership stake in the Company to drive superior performance on long-term Company objectives. The Committee considers peer data, relative impact of the executive’s position, responsibilities and role at Conduent and each named executive officer’s performance when determining long-term incentive awards.

Long-Term Incentive Program and Performance Measures

Long-term incentive awards are made pursuant to the Conduent Incorporated Performance Incentive Plan. Restricted Stock Units vest ratably over a three-year period.

Performance Stock Units are measured over a three-year performance period. Performance for each year is measured against pre-established annual goals and performance achievement is averaged over the three-year performance period (2018—2020). The 2018 performance measures and weightings are as follows: Adjusted PBT (50%) and Free Cash Flow, as adjusted (50%). Adjusted PBT is defined as income or loss before income taxes as reported on the Consolidated Statements of Income (Loss), less amortization of intangible assets; restructuring and related costs; (gain) loss on divestitures and transaction costs; litigation costs (recoveries), net; loss on extinguishment of debt and other (income) expenses, net, business and assets, currency (gains) losses, net, litigation matters and all other expenses, net. Free Cash Flow is defined as cash flow from operating activities as reported on the Consolidated Statements of Cash Flows, less cost of additions to land, buildings and equipment and cost of additions to internal use software and vendor financed capital lease additions plus proceeds from sales of land, building and equipment, partial year adjustments for divestitures and tax payments related to divestitures completed in 2018. Adjusted Free Cash Flow is defined as the free cash flow from above plus deferred compensation payments, transaction costs and other identified items. The entire award vests at the end of the three-year performance period, subject to Compensation Committee certification of performance results.

Once vested, Restricted Stock Units and Performance Stock Units are paid out in the form of shares of Conduent Common Stock. Any dividends during the vesting period would be accrued and paid on vesting in an amount equal to the dividends the executive would have earned from owning the same amount of Conduent Common Stock which vested under the award throughout the vesting period.

Although equity awards generally are granted on a regular annual cycle, the Compensation Committee may grant off-cycle equity awards for special purposes, such as new hire, promotion, retention, and recognition.

Compensation Committee Actions Relating to LTIP Awards

During the first fiscal quarter of 2018, the Compensation Committee approved LTIP grants for our named executive officers. As part of this approval, the Committee established performance goals and award values, a payout range of 50% to 200% of target and an April 1, 2018 grant date. Additional information regarding the 2018 LTIP awards can be found in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2018” table.

The 2018 LTIP award was granted in 50% Performance Stock Units and 50% Restricted Stock Units. The target number of units granted to our named executive officers in April 2018 was determined by dividing the approved target award value by the closing price of Conduent Common Stock on the grant effective date.

For 2018 Restricted Stock Units, one-third vested on 12/31/18, and the balance will vest one-third on 12/31/19 and one-third on 12/31/20, subject to continued employment. The performance period for the 2018 Performance Stock Units is January 1, 2018 – December 31, 2020. Performance for each year is measured against pre-established annual goals and performance achievement is averaged over the three-year performance period. The entire award does not vest until the end of the three-year performance period on December 31, 2020 with payout in the first quarter of 2021, following Compensation Committee certification of the performance results.

The payout for achieving threshold performance is 50%, the payout for achieving target performance is 100%, and the payout for achieving maximum performance is 200%. Payouts are made proportionately for achievement at levels between these goals. There is no payout if performance falls below each of the threshold goals established by the Compensation Committee.

		Payout Range
Performance Measures	Weighting	Threshold	Target	Maximum
Adjusted PBT	50%	50%	100%	200%
Free Cash Flow, as adjusted	50%	50%	100%	200%

The performance goals were aligned with Conduent’s 2018 three-year financial model at the time the goals were established. Target performance levels are challenging but achievable with a level of performance that is in line with the Board-approved operating plan, whereas maximum performance levels represent stretch goals which can only be achieved with exceptional performance.

Strategic Leadership RSU Grant

Messrs. Vemuri and Webb-Walsh each received a one-time Restricted Stock Unit award in recognition of their leadership in establishing Conduent as a successful stand-alone company and exceeding transformational goals. Mr. Vemuri received an award of 12,875 Restricted Stock Units, vesting one-third on 12/31/18, one-third on 12/31/19 and one-third on 12/31/20. Mr. Webb-Walsh received an award of 10,000 Restricted Stock Units, vesting 50% on 12/31/18, 25% on 12/31/19 and 25% on 12/31/2020.

PERFORMANCE RESULTS AND PAYOUTS UNDER PRIOR EQUITY AWARDS

2017 – 2019 Strategic Initiative Grant

In 2017, the Committee approved a special stock award (“Strategic Initiative Grant” or “SIG”) for each of the named executive officers. The key program objectives were to strengthen the alignment of management with shareholders, accelerate the growth of stock ownership levels among the new officer team, motivate and promote the successful and expedited business turnaround, facilitate cultural change and talent upgrade, and retain key executives. The SIG was granted in 50% performance-based awards (performance shares) and 50% time-based awards (restricted shares). The performance shares include two cost-transformation and two client-outcome metrics, all equally weighted. These measures are: Cost Transformation – Information Technology (25%), Cost Transformation – Real Estate, General & Administrative (25%), Service Line Penetration (25%) and New Business Signing Growth (25%). Information Technology, Real Estate and General & Administrative represent substantial optimization and savings opportunities. Service Line Penetration measures the ability to cross-sell additional service lines to the top commercial clients. New Business Signings growth measures the total contract value of new business signings based on Compound Annual Growth Rate (CAGR) over the 2016 baseline.

Although the goals reflected three-year cumulative performance (2017 – 2019), there was an opportunity for up to 50% of the award to be earned and paid at the end of the second year (December 31, 2018). While the performance targets reflect challenging three-year goals aligned with the Company’s multi-year transformation plan, the Compensation Committee believed it would benefit Conduent and shareholders to further incentivize management to expedite the achievement of these critical milestones. Performance against goals will be measured again at the end of 2019 and the payout earned will be reduced by the awards that vested at the end of 2018.

The measures, weightings and threshold to maximum payout ranges set by the Compensation Committee for the SIG are as follows:

		Payout Range
Performance Measure	Weighting	Threshold	Target	Maximum
Cost Transformation – IT	25%	50%	100%	200%
Cost Transformation – Real Estate and G&A	25%	50%	100%	200%
Service Line Penetration	25%	50%	100%	200%
New Business Signings	25%	50%	100%	200%

The performance results and payout against these goals effective December 31, 2018 were as follows:

Performance Measure	Performance Achievement in 2018	Weighting	Payout Percentage	Payout for 2018	Payout for 2019
Cost Transformation – IT	200%	25%	50%	25%	25%
Cost Transformation – Real Estate and G&A	200%	25%	50%	25%	25%
Service Line Penetration	0%	25%	0%	0%	TBD
New Business Signings	0%	25%	0%	0%	TBD
Final Calculated Payout =>				50%	TBD

The Outstanding Equity Awards at 2018 Fiscal Year-End table provides additional information regarding the results of our performance through 2018 year-end with respect to outstanding performance based stock awards. The Option Exercises and Stock Vested in 2018 table provides additional information regarding the portion of our Strategic Initiative Grants (“SIG”) awarded on April 1, 2017, which partially vested on December 31, 2018.

SAVINGS PLANS

Conduent Savings Plan (401(k))

All our named executive officers are eligible to participate in the Conduent Savings Plan in the same manner as all U.S. employees. After one year of service, participants are eligible for a 100% match on 3% of eligible pay saved, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive 401(k) benefits in excess of these limits. Mr. Vemuri, Mr. Webb-Walsh, Mr. Amoriell, Mr. Peffer and Mr. Friedel elected to save in the Conduent Savings Plan in 2018, and all received a Company matching contribution under the plan. The Company does not maintain any non-qualified deferred compensation plans or other retirement plans.

PERQUISITES AND OTHER BENEFITS

General Benefits

We generally maintain medical and dental coverage, life insurance, accidental death insurance and disability benefits programs or plans for all of our employees, as well as customary vacation, leave of absence and other similar policies. Our named executive officers are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed.

Perquisites

In August 2018, the Compensation Committee reviewed and approved our limited perquisites which are intended to support the health, safety and productivity of our named executive officers. Conduent does not provide tax gross-ups in connection with perquisites (except in relation to relocation per the U.S. relocation policy).

In 2018, all named executive officers were eligible to receive Company-paid financial and tax planning assistance of up to $15,000 per year. Financial planning by experts reduces the amount of time and attention that named executive officers devote to their personal finances. To safeguard their health, all named executive officers were also eligible to receive an annual physical examination through our preferred provider or reimbursement of up to $5,000 for the cost of a physical should the named executive officer chose to use their own physician. In addition, to assist with managing financial security, all named executive officers were eligible for annual credit monitoring up to $350. Mr. Vemuri also receives home security benefits. The Company also holds corporate club memberships in the names of Messrs. Vemuri, Walsh and Peffer primarily for business purposes, although personal use is permitted. The Company pays the annual dues and other fixed costs associated with club membership, but all costs attributable directly to personal use of the club membership, such as meals and other incidentals, are reimbursed by the executive. The total cost to Conduent for providing perquisites and personal benefits to the named executive officers during 2018 are shown in the “Summary Compensation Table.”

CHANGE-IN-CONTROL BENEFITS

The Compensation Committee approved the Executive Change in Control Severance Plan (“CIC Plan”), effective October 1, 2017. All named executive officers were covered under the CIC Plan as of January 1, 2018. The CIC Plan replaced prior individual change in control agreements entered into with Xerox prior to January 1, 2017 with a consistent and standardized design. The CIC Plan provides certain enhanced benefits to key management employees who the Company determines are most likely to be impacted by a change in control (primarily the Company’s executive officers), so that they can continue to exercise their judgment and legal responsibilities without the potential for distraction and bias that can arise from concerns regarding their personal circumstances.

Eligible employees are selected by the Compensation Committee to participate in the CIC Plan. The CIC Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with the Company is terminated and such termination is a “qualifying termination” within the period beginning 90 days prior to a “change in control” and ending, for our CEO, 24-months following, or for any other participant, one year immediately following, a “change in control.” A “qualifying termination” means a participant’s termination of employment (a) by the employer company for any reason other than “cause”, “disability” or death or (b) by the eligible employee for “good reason”. The severance payments and benefits to be provided, subject to the employee’s execution of a release of claims, are as follows:

(1)

A lump sum payment, in cash, equal to the sum of (a) unpaid salary with respect to any paid time off accrued but not taken as of the date of termination, (b) accrued but unpaid salary through the date of termination and (c) any earned but unpaid annual incentive bonus from the fiscal year immediately preceding the year in which the date of termination occurs;

(2)

A lump sum payment, in cash, equal to the product of (a) the participant’s annual rate of base salary in effect on the date that notice of termination is given and the annual target bonus applicable to the participant for the year in which notice of termination is given, multiplied by (b) a “factor” which in the case of each of our named executive officers is two;

(3)	Participant shall continue to be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid; and

(4)

Participant shall continue to be eligible to participate in the medical, dental and health care reimbursement account coverage in effect at the date of termination as if the participant had continued in employment for the lesser of (a) the severance period or (b) twelve months. The severance period is based on the “factor” used for the lump sum payment calculation noted in (2) above, and if the severance period exceeds twelve months, the participant will receive a cash lump-sum payment equal to the projected value of the employer portion of the premiums for medical and dental benefits for the time period between the end of the twelve months and the remainder of the severance period. For each of our named executive officers, the severance period is two years. Accordingly, our named executive officers would be eligible to participate in medical, dental and health care reimbursement coverage for twelve months and would receive a lump sum cash payment to cover the employer premiums between the end of the twelve months and the end of their severance period.

Conduent does not provide excise tax reimbursement on severance payments.

Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of Conduent, with full discretion of the Compensation Committee to decide on an appropriate severance package (except in the case of the CEO, who is entitled to certain severance benefits as per his offer letter, or in the case of a change in control). When a named executive officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether to approve a severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments and the reasons for separation. If the Compensation Committee does not approve a special severance arrangement for a named executive officer whose position has been eliminated, that officer will be covered under the Company’s U.S. Executive Severance Policy, as applicable.

For separations due to the elimination of the executive’s position, the U.S. Executive Severance Policy entitles executives, including our named executive officers, to 26 weeks of base pay, paid out over the severance period, with continued health benefits (excluding disability and 401(k) participation). This payment is contingent upon signing a release of claims against Conduent as may be required.

GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAMS

Risk Assessment

The Compensation Committee believes that its programs encourage positive behavior while balancing risk and reward, consistent with the interests of its shareholders. Conduent management conducts risk assessments each year and presents the findings to the Compensation Committee. Based on the assessment of programs covering its employees and executives for 2018, the Compensation Committee determined that its compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on Conduent, based on the following factors:

Key Program Features:

•	Program weighted towards long-term incentives

•	Balanced mix of performance measures (financial and operational) approved by the Compensation Committee in advance

•	Financial goals tied to the operating plan approved by the Board

•	Payout limitations/caps

•	Overlapping performance periods for long-term incentives

Risk Mitigators:

•	Independent Compensation Committee oversight

•	Officer stock ownership guidelines

•	Pay recoupment policy

•	Anti-hedging policy

Ownership Requirements

The Company maintains a stock ownership policy for the named executive officers in order to ensure they build and maintain a meaningful level of stock ownership. The stock ownership guidelines are as follows:

•	Ownership requirements of 5x, 3x and 1x base salary, for the CEO, CEO’s direct reports and all other officers, respectively.

•	Required to meet the applicable level of ownership by the end of the fifth full calendar year after becoming an executive.

•	If executive fails to reach compliance within five years, there will be a mandatory retention of 50% of all vested shares (net of taxes) until the threshold is achieved.

•	CEO has the authority to permit discretionary hardship exceptions from the ownership and holding requirements (the Board has the authority to permit discretionary hardship exceptions for the CEO).

The following types of awards will count toward the guidelines described above: Common Stock held outright and unvested Restricted Stock and Restricted Stock Units. The following types of equity awards will not count toward the stock ownership guidelines: unexercised stock options, unearned Performance Stock Units and any cash-settled units. Once stock ownership levels are achieved, named executive officers are required to continue to hold that amount of stock as long as they remain with Conduent.

Trading, Hedging and Pledging

Our executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to our Common Stock. In addition, our executive officers are prohibited from using any strategies or products to hedge against potential changes in the value of our Common Stock.

Under our insider trading policy, our executive officers may purchase or sell Conduent securities only during “window” periods, which are generally the periods commencing on the second business day following the date of each quarterly earnings announcement and ending on the close of business on the 15th day of the month before the end of the then-current quarter. The only exception to this restriction is for our named executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

As a result, our executive officers are effectively precluded from pledging our Common Stock as collateral, including holding our Common Stock in a margin account, since their stock can only be sold during “window” periods and trading plans pursuant to SEC Rule 10b5-1, and therefore is not available to be sold at any time.

Compensation Recovery Policy (Clawbacks)

Under the Conduent Performance Incentive Plan, if the Compensation Committee deems a named executive officer to have engaged in activity that is detrimental to Conduent, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Conduent, the Compensation Committee may rescind any payment or delivery of any equity and annual cash incentive award that occurred within the six months preceding the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with Conduent, disclosing confidential information (except for reporting and other communications protected by “whistleblower” provisions of the Dodd- Frank Wall Street Reform and Consumer Protection Act), soliciting an employee to terminate employment with Conduent, or soliciting a customer to reduce its level of business with Conduent. If a payment or award is rescinded, the named executive officer will be expected to pay Conduent the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

Conduent’s stock award agreements include a clawback provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision,

Conduent can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers.

In addition, the Compensation Committee implemented a compensation recovery policy that is applicable to our named executive officers. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, Conduent may recover from the executive officer or former executive officer any incentive-based compensation paid to him or her during the three-year period preceding the date on which Conduent is required to prepare the accounting restatement that was in excess of what would have been paid based on the restated results. Conduent may implement any policy or take any action with respect to the recovery of excess incentive-based compensation that Conduent determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Act, including the recoupment of shares of Common Stock issued upon the vesting of a long-term incentive award.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code generally limits to $1 million per year the federal income tax deduction available to corporations for compensation paid in any fiscal year to the corporation’s named executive officers and certain former named executive officers included in the Summary Compensation Table in the corporation’s proxy statement. Pursuant to Section 162(m), as in effect for 2017, compensation in excess of $1 million per year paid to Conduent’s CEO and three other highest paid executive officers (other than the CFO) was not deductible unless it qualified as “performance-based” compensation. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation with respect to 2018 and future years. As a result, Conduent expects that compensation over $1 million per year paid to any named executive officer, including our CFO (and any person who was a named executive officer for any year beginning with 2017), will be nondeductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Conduent management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and be included in the Proxy Statement for the 2019 Annual Meeting of Shareholders.

Joie A. Gregor, Chair

William Parrett

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who served during the fiscal year ended December 31, 2018 (collectively referred to as named executive officers).

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)
Ashok Vemuri, Chief Executive Officer	2018 2017 2016	1,000,000 1,000,000 503,846	- - 1,750,000	5,239,984 9,614,470 2,500,004	- - -	780,000 1,200,000 702,865	- - -	46,033 28,588 22,192	7,066,017 11,843,058 5,478,907
Brian Webb-Walsh, Executive Vice President and Chief Financial Officer	2018 2017 2016	450,000 450,000 333,750	100,000 - -	1,161,384 3,911,486 500,000	- - -	210,600 324,000 187,256	- - 29,004	39,289 119,732 34,753	1,961,273 4,805,218 1,084,763
David Amoriell, President	2018 2017 2016	536,000 536,000 532,869	300,000 - -	799,992 3,736,470 800,005	- -	188,136 361,800 359,944	- -	20,075 11,852 11,663	1,844,203 4,646,122 1,704,481
J. Michael Peffer, Executive Vice President, General Counsel and Secretary	2018 2017	500,000 500,000	-	799,992 3,736,470	-	195,000 337,500	-	31,970 50,647	1,526,962 4,624,617
Jeffrey Friedel, Executive Vice President, Chief People Officer	2018 2017	425,000 407,769	150,000	499,999 3,436,476	-	182,325 243,250	-	10,006 8,620	1,117,330 4,246,115

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)	Amounts shown represent base salary earned in fiscal year 2018.

(B)

Amounts shown for Messrs. Webb-Walsh and Amoriell represent payouts received in January 2018 under the 2016 Separation Retention Program granted by Xerox in 2016 prior to the spin-off. Payouts made to the named executive officers under the 2018 Annual Performance Incentive Plan (2018 APIP) appear as “Non-Equity Incentive Plan Compensation” in column (E).

(C)

Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2018 as computed in accordance with FASB ASC Topic 718. For additional information, refer to Note 16 in the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the 2018 Annual Report on Form 10-K filed with the SEC on February 28, 2019. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

Three-year Performance Stock Unit awards under the 2018 LTIP were granted on April 1, 2018. The grant date value of these awards is based on the probable outcome of the performance conditions as of the grant date, or target, as follows: Mr. Vemuri - $2,499,997; Mr. Webb-Walsh - $487,492; Mr. Amoriell - $399,996; Mr. Peffer - $399,996; and Mr. Friedel - $250,000. The grant date fair value of these awards assuming maximum performance achievement is as follows: Mr. Vemuri - $4,999,994; Mr. Webb-Walsh - $974,985; Mr. Amoriell - $799,970; Mr. Peffer - $799,970; and Mr. Friedel - $499,999.

Restricted Stock Unit awards under the 2018 LTIP were granted on April 1, 2018 as follows: Mr. Vemuri - $2,499,997; Mr. Webb-Walsh - $487,492; Mr. Amoriell - $399,996; Mr. Peffer - $399,996; and Mr. Friedel - $250,000.

The Strategic Leadership RSU grants for Mr. Vemuri and Mr. Webb-Walsh were granted on April 1, 2018 as follows: Mr. Vemuri received an award of 12,875 Restricted Stock Units with a grant date fair value of

$239,990, and Mr. Webb-Walsh received an award of 10,000 Restricted Stock Units with a grant date fair value of $186,400.

(D)	There were no stock options granted in 2018.

(E)	Included in this column are payments to our named executive officers under the 2018 APIP based on 2018 performance.

(F)

Conduent does not have a defined benefit pension plan, and no above-market earnings were credited under the Supplemental Savings Plan. The pension information shown for Mr. Webb-Walsh in 2016 reflects his Xerox pension benefits prior to the spin-off.

(G)	The table below provides additional data on the amounts included under the “All Other Compensation” column.

Name	Year	Life Insurance Premiums Paid by Registrant ($) (1)	Tax Related Reimbursements ($) (2)	401(K) Match ($) (3)	Miscellaneous ($) (4)	Total All Other Compensation ($)
Ashok Vemuri	2018 2017 2016	1,242 810 371	- - -	8,250 - -	36,541 27,778 21,821	46,033 28,588 22,192
Brian Webb-Walsh	2018 2017 2016	480 480 80	- 26,553 -	8,250 7,581 9,289	30,559 85,118 25,384	39,289 119,732 34,753
David Amoriell	2018 2017 2016	3,564 3,564 3,564	- - -	8,250 8,264 8,099	8,261 24 -	20,075 11,852 11,663
J. Michael Peffer	2018 2017	2,322 2,322	- 8,125	8,250 8,100	21,398 32,100	31,497 50,647
Jeffrey Friedel	2018 2017	1,035 971	- -	3,433 -	5,538 7,649	10,006 8,620

(1)	This column includes imputed income for group life insurance for 2018.

(2)	There were no tax gross-ups in connection with relocation expenses for our named executive officers in 2018.

(3)	This column includes Company matches paid under the Conduent 401(k) Savings Plan.

(4)

Amounts in this column for 2018 include financial and tax planning assistance for Mr. Vemuri, Mr. Webb-Walsh, Mr. Amoriell, Mr. Peffer and Mr. Friedel; home security for Mr. Vemuri; executive physicals for Messrs. Vemuri, Peffer and Friedel; identity theft protection for Messrs. Vemuri, Amoriell and Friedel; and corporate club memberships held in the names of Messrs. Vemuri, Walsh and Peffer primarily for business purposes, although personal use is permitted the Company pays the annual dues and other fixed costs associated with club membership, but all costs attributable directly to personal use of the club membership, such as meals and other incidentals, are reimbursed by the executive.

GRANTS OF PLAN-BASED AWARDS IN 2018

The following table provides additional detail for each of the named executive officers on potential amounts payable under the 2018 APIP and LTIP, as presented in the “Summary Compensation Table.” Threshold, target and maximum award opportunities are provided. No stock options were awarded in fiscal year 2018.

Name	Award (A)	Grant Date (A)	Approval Date (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Units (#)(D)	Grant Date Fair Value of Stock Awards ($)(E)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashok Vemuri				75,000	1,500,000	3,000,000	-	-	-	-	-
	Strategic RSU	4/1/18	3/7/18	-	-	-	-	-	-	12,875	239,990
	LTIP RSU	4/1/18	3/7/18	-	-	-	-	-	-	134,120	2,499,997
	LTIP PSU	4/1/18	3/7/18	-	-	-	33,530	134,120	268,240	-	2,499,997
Brian Webb-Walsh				16,875	337,500	675,000	-	-	-	-	-
	Strategic RSU	4/1/18	3/7/18	-	-	-	-	-	-	10,000	186,400
	LTIP RSU	4/1/18	3/7/18	-	-	-	-	-	-	26,153	487,492
	LTIP PSU	4/1/18	3/7/18	-	-	-	6,538	26,153	52,306	-	487,492
David Amoriell				20,100	402,000	804,000	-	-	-	-	-
	LTIP RSU	4/1/18	3/7/18	-	-	-	-	-	-	21,459	399,996
	LTIP PSU	4/1/18	3/7/18	-	-	-	5,365	21,459	42,918	-	399,996
J. Michael Peffer				18,750	375,000	750,000	-	-	-	-	-
	LTIP RSU	4/1/18	3/7/18	-	-	-	-	-	-	21,459	399,996
	LTIP PSU	4/1/18	3/7/18	-	-	-	5,365	21,459	42,918	-	399,996
Jeffrey Friedel				15,938	318,750	637.500	-	-	-	-	-
	LTIP RSU	4/1/18	3/7/18	-	-	-	-	-	-	13,412	250,000
	LTIP PSU	4/1/18	3/7/18	-	-	-	3,353	13,412	26,824	-	250,000

(A)

RSU refers to Restricted Stock Units subject to service-based vesting conditions and PSU refers to Performance Stock Units subject to service-based and performance-based vesting conditions. The “Grant Date” is the effective date of the LTIP awards. The “Approval Date” is the date on which the Compensation Committee took action to approve these awards.

(B)

These columns reflect the threshold, target and maximum payout opportunities for the performance measures under the 2018 APIP set by the Compensation Committee. The actual APIP payout, which was based on 2018 performance and paid in April 2019, is presented in the “Summary Compensation Table” in column (E). The APIP measures and weightings for 2018 were Adjusted EBITDA (50%), Revenue (40%) and M&A Strategic Goal (10%). Please refer to the section entitled “Short-Term Incentives” in the CD&A for additional information on the 2018 APIP payout opportunity, measures and weightings that applied to each of our named executive officers. The target value reflects payout if target performance was achieved on all performance measures. The maximum value reflects payout if maximum or higher performance was achieved on all performance measures. The threshold value reflects 5% of target based on minimum achievement on the M&A strategic goal with no other performance measures being achieved. See column (E) of the “Summary Compensation Table” for additional information regarding the actual payout of these awards.

(C)

The threshold, target and maximum payout opportunities for the 2018 LTIP awards were set by the Compensation Committee. The number of units at target for these awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price on the grant date was $18.64.

Performance Stock Units awarded under the 2018 LTIP are earned by achieving three-year cumulative performance goals between threshold and maximum. The performance measures and weightings for the 2018 LTIP are Adjusted Profit before Tax (50%) and Free Cash Flow as adjusted (50%). The performance period for the 2018 LTIP is January 1, 2018 through December 31, 2020. Performance Stock Units that are earned will vest at the end of the three-year performance period, following Compensation Committee certification of performance results.

The target column reflects the number of Performance Stock Units that can be earned if target performance is achieved on all performance measures. The maximum column reflects the greatest number of Performance Stock Units that can be earned if maximum or higher performance is achieved on all performance measures. The threshold column reflects the lowest number of Performance Stock Units that can be earned assuming that performance is achieved at the minimum level for only one of the performance measures. The number of Performance Stock Units earned will be interpolated in the event that Conduent’s performance varies between threshold and maximum, as determined by the Compensation Committee. If threshold performance is not achieved for both performance measures, no Performance Stock Units will be earned.

(D)

This column includes Restricted Stock Units granted under the 2018 LTIP, which vest ratably on December 31, 2018, December 31, 2019 and December 31, 2020. This column also includes Strategic Restricted Stock Units granted to Mr. Vemuri, which vest ratably on December 31, 2018, December 31, 2019 and December 31, 2020, and to Mr. Webb-Walsh, which vest 50% on December 31, 2018, 25% on December 31, 2019 and 25% on December 31, 2020. The number of Restricted Stock Units was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price on the grant date was $18.64.

(E)

The value reported in this column with respect to the stock awards reported in column (C) is based on the target award and the grant date closing market price noted above in footnote (C). The value reported in this column with respect to the stock awards reported in column (D) is based on the grant date closing market price noted above in footnote (D). This value is recorded over the requisite serviced period as required by FASB ASC Topic 718. See footnote (C) to the “Summary Compensation Table” and the “Long-Term Incentives” section in the CD&A for additional information on these equity awards.

For a description of the material features of the compensation disclosed in the 2018 Grants of Plan-Based Awards table see the “Short-Term Incentives” and the “Long-Term Incentives” section of the CD&A.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table summarizes the unvested stock awards held by the named executive officers at the end of fiscal year 2018. There are no outstanding stock option awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ashok Vemuri	7/1/16	163,614	(4)	$1,739,217	-	-
	4/1/17	166,155	(8)	$1,766,228	435,472	$4,629,067
	4/1/18	98,000	(9)	$1,041,740	134,120	$1,425,696
Brian Webb-Walsh	7/1/16	16,361	(4)	$ 173,917	-	-
	10/1/16	15,402	(7)	$ 163,723	-	-
	4/1/17	83,377	(8)	$ 886,298	145,604	$1,547,771
	4/1/18	17,436	(9)	$ 185,345	26,153	$ 278,006
	4/1/18	5,000	(10)	$ 53,150	-	-
David Amoriell	7/1/16	52,357	(4)	$ 556,555	-	-
	4/1/17	81,604	(8)	$ 867,451	135,174	$1,436,900
	4/1/18	14,306	(9)	$ 152,073	21,459	$ 228,109
J. Michael Peffer	1/1/16	18,098	(5)	$ 192,382	-	-
	7/1/16	24,704	(4)	$ 262,604	-	-
	8/1/16	18,464	(6)	$ 196,272	-	-
	4/1/17	81,604	(8)	$ 867,451	135,174	$1,436,900
	4/1/18	14,306	(9)	$ 152,073	21,459	$ 228,109
Jeffrey Friedel	10/1/16	21,563	(7)	$ 229,215	-	-
	4/1/17	78,565	(8)	$ 835,146	117,656	$1,250,683
	4/1/18	8,941	(9)	$ 95,043	13,412	$ 142,570

(1)	The awards presented in this column include earned unvested performance units and shares and unvested restricted stock units and shares (as of December 31, 2018).

(2)	The market value is based on the December 31, 2018 closing price of our Common Stock of $10.63 per share.

(3)

The awards presented in this column consist of unearned performance share awards (as of December 31, 2018) granted under the LTIP and SIG on April 1, 2017 and unearned performance stock unit awards granted under the LTIP on April 1, 2018. The performance period for the 2017 LTIP and SIG is January 1, 2017 through December 31, 2019. The LTIP award and remaining unvested SIG performance shares vest at the end of the performance period following Compensation Committee certification of results and is presented here at maximum. The performance period for the 2018 LTIP is January 1, 2018 through December 31, 2020. The 2018 LTIP award vests at the end of the performance period following Compensation Committee certification of results and is presented here at target. Not included in this number is the 50% payout of the SIG award that vested on December 31, 2018 based on cumulative performance results for 2017 and 2018.

(4)

These awards consist of earned performance units and restricted stock units reflecting equity awards granted prior to the spin-off (made with respect to shares of Xerox common stock), that were adjusted and converted into Conduent equity awards in shares of our Common Stock following Separation. In general, the adjusted and converted equity awards are subject to substantially the same terms and conditions as the original equity awards, including the original vesting schedule and pro-ration eligibility. Awards granted on July 1, 2016 fully vest on July 1, 2019.

(5)	Represents restricted stock units which fully vested on January 1, 2019.

(6)	Represents restricted stock units which fully vest on August 1, 2019.

(7)	Represents restricted stock units which fully vest on October 1, 2019.

(8)	Represents earned performance units and restricted stock units which fully vest on December 31, 2019.

(9)

These restricted stock units were granted on April 1, 2018 and will vest one-half on December 31, 2019 and one-half December 31, 2020. On December 31, 2018, one-third of the restricted stock units vested and are not reflected in the numbers above for our named executive officers as follows: Vemuri – 48,995, Webb-Walsh – 8,717, Amoriell – 7,153, Peffer – 7,153 and Friedel – 4,471.

(10)

These restricted stock units were granted on April 1, 2018 and will vest one-half on December 31, 2019 and one-half on December 31, 2020. On December 31, 2018, 5,000 restricted stock units vested and are not reflected in the number above.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table shows the amount realized by named executive officers upon the vesting of stock awards during 2018. No stock options were exercised during 2018.

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#) (A)	Value Realized on Vesting ($) (B)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Ashok Vemuri	212,285	2,256,590	-	-
Brian Webb-Walsh	102,990	1,148,024	-	-
David Amoriell	103,230	1,214,853	-	-
J. Michael Peffer	93,196	1,032,536	-	-
Jeffrey Friedel	82,012	871,788	-	-

(A)

The shares shown in this column include (i) performance shares that vested on July 1, 2018 that were from awards granted by Xerox prior to the Separation and converted to Conduent awards, and (ii) performance shares from the April 1, 2017 SIG awards, which have a performance period from January 1, 2017 through December 31, 2019, but 50% of which were eligible to, and did, vest on December 31, 2018 based on cumulative performance results for 2017 and 2018. This column also includes restricted shares and restricted stock units that vested on December 31, 2018.

(B)

Amounts shown are based on the number of shares that vested and the fair market value of our Common Stock on the applicable vesting date. The aggregate dollar value realized upon vesting includes the value of shares withheld to pay taxes.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2018 FISCAL YEAR

In September 2017, Conduent terminated the Supplemental Savings Plan (“SSP”), at which time all balances were fully vested. As required under the Supplemental Savings Plan, these balances were paid to participants in October 2018. Messrs. Amoriell and Peffer received their distributions at that time, leaving their aggregate balance at zero at the end of the 2018 fiscal year.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Ashok Vemuri	SSP	-	-	-	-	-
Brian Webb-Walsh	SSP	-	-	-	-	-
David Amoriell	SSP	-	-	-	1,335,405	$0
J. Michael Peffer	SSP	-	-	-	70,817	$0
Jeffrey Friedel	SSP	-	-	-	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Conduent has entered into certain agreements and maintains certain plans that provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer, assuming that each hypothetical termination or change-in-control situation occurred on December 31, 2018, is listed in the table below. The values for equity incentive awards presented in this table reflect the acceleration of grants not vested as of December 31, 2018 and are based on the closing market price of Conduent Common Stock of $10.63 as of December 31, 2018.

	Termination for Good Reason or Retirement (A)	Involuntary Termination Not for Cause (B)	Involuntary Termination Not for Cause or Termination for Good Reason after Change in Control (C)	Death (D)	Disability (E)

Ashok Vemuri
• Cash Severance ($)	500,000	500,000	5,000,000	-	-
• Non-Equity Incentive Awards ($)	780,000	780,000	780,000	780,000	780,000
• Equity Incentive Awards ($)	3,224,005	3,224,005	7,556,601	6,541,489	6,251,620
• Healthcare/Life Insurance Benefits ($)	-	7,864	30,090	500,000	-

Ashok Vemuri Total Termination Benefits ($)	4,504,005	4,511,869	13,366,691	7,821,489	7,031,620

Brian Webb-Walsh
• Cash Severance ($)	-	225,000	1,575,000	-	-
• Non-Equity Incentive Awards ($)	-	210,600	210,600	210,600	210,600
• Equity Incentive Awards ($)	-	721,309	2,049,262	1,636,276	1,566,373
• Healthcare/Life Insurance Benefits ($)	-	5,171	19,454	450,000	-

Brian Webb-Walsh Total Termination Benefits ($)	-	1,162,080	3,854,316	2,296,876	1,776,973

David Amoriell (F)
• Cash Severance ($)	-	268,000	1,876,000	-	-
• Non-Equity Incentive Awards ($)	188,136	188,136	188,136	188,136	188,136
• Equity Incentive Awards ($)	787,736	863,773	2,057,575	1,663,064	1,570,306
• Healthcare/Life Insurance Benefits ($)	-	5,206	19,454	500,000	-

David Amoriell Total Termination Benefits ($)	975,872	1,325,115	4,141,165	2,351,200	1,758,442

J. Michael Peffer
• Cash Severance ($)	-	250,000	1,750,000	-	-
• Non-Equity Incentive Awards ($)	-	195,000	195,000	195,000	195,000
• Equity Incentive Awards ($)	-	985,954	2,202,175	1,807,663	1,725,749
• Healthcare/Life Insurance Benefits $)	-	4,919	18,309	500,000	-

J. Michael Peffer Total Termination Benefits ($)	-	1,435,873	4,165,484	2,502,663	1,920,749

Jeffrey Friedel
• Cash Severance ($)	-	212,500	1,487,500	-	-
• Non-Equity Incentive Awards ($)	-	182,325	182,325	182,325	182,325
• Equity Incentive Awards ($)	-	499,132	1,460,339	1,097,505	1,059,301
• Healthcare/Life Insurance Benefits ($)	-	7,251	27,840	425,000	-

Jeffrey Friedel Total Termination Benefits ($)	-	901,208	3,158,004	1,704,830	1,241,626

(A)	The named executive officers would not receive any payments if they left voluntarily, other than Messrs. Vemuri and Amoriell.

Per Mr. Vemuri’s offer letter, if he voluntarily terminated his employment for Good Reason, he would be entitled to salary continuation for 6 months at his then base salary rate. In addition, Mr. Vemuri would receive a short-term incentive payment (Non-Equity Incentive Award) for 2018 performance, reflected above at actual achievement against performance goals, as well as pro-rated vesting of restricted stock and performance shares (based on the number of full months of service as an employee during the vesting period per the terms of the applicable award agreements), with the number of performance shares earned based on actual performance achievement (the amount shown here is based on target). If Mr. Vemuri left voluntarily not for Good Reason, he would not receive any payments.

Mr. Amoriell is retirement eligible under our short-term program and long-term incentive award programs before 2018. As a result, he would receive a short-term incentive payment (Non-Equity Incentive Award) for 2018 performance, reflected above at actual achievement against performance goals, as well as pro-rated vesting of restricted stock and performance shares granted prior to 2018 (based on the number of full months of service as an employee during the vesting period per the applicable award agreements), with the number of performance shares earned based on actual performance achievement (the amount shown here is based on target).

Long-term incentive awards and short-term incentive awards are subject to clawback provisions as described in the “Governance of the Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section in the CD&A.

(B)

Under the terms of the Conduent severance policy, all the NEOs would receive salary continuance payments and continued benefits coverage (excluding disability and 401(k) contributions) for 26 weeks. The amounts reported in the table assume salary continuance is paid as a lump sum, although such payments are generally paid in installments consistent with the normal payroll cycle. In addition, all named executive officers would receive a short-term incentive payment (Non-Equity Incentive Award) for 2018 performance, reflected above at actual achievement against performance goals, as well as pro-rated vesting of restricted shares/units and performance shares/units (based on the number of full months of service as an employee and full months of salary continuance payments during the vesting period per the applicable award agreements), with the number of performance shares/units being earned based on actual performance achievement (the amount shown here is based on target).

(C)

If there was a change in control on December 31, 2018, all our named executive officers would have been covered under the Change-in-Control (“CIC”) Plan (effective January 1, 2018) as described in the CD&A, which provides them specified severance benefits if, within 90 days prior to, or within 12 months (or, for our CEO, 24 months) following a change in control of Conduent, their employment was terminated either involuntarily other than for cause, death or disability, or voluntarily for good reason. This arrangement whereby change in control severance benefits are provided only upon a qualifying termination event following a change in control is commonly described as “double-trigger”.

Change in control severance benefits for all named executive officers include:

•	A lump sum cash payment equal to two times the then-current annual base salary and short-term incentive award target.

Continuation	of specified welfare benefits at active employee rates for a period of 24 months.

•

Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

•

Pursuant to the terms of the applicable agreements, accelerated vesting of stock awards, including performance shares at target, and a short-term incentive (Non-Equity Incentive Award) payment for the 2018 performance reflected above at actual achievement against performance goals.

If excise tax is payable by any of the named executives, Conduent will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

(D)

Following death, the estates or, with respect to certain types of payments and elections made, the spouses of all named executive officers would receive payment of a 2018 short-term incentive payment shown at actual achievement against performance goals; full vesting for performance shares granted prior to January 1, 2017 (amount shown here is based on actual shares earned); pro-rated vesting of performance shares granted in 2017 based on the number of full months of service as an employee during the vesting period per the applicable award agreement, subject to actual performance achievement (amount shown here is based on target); full vesting of Performance Stock Units granted in 2018, subject to actual performance achievement (amount shown here is based on target); accelerated vesting of time-based restricted stock and restricted stock units; and a life insurance benefit.

(E)

Assuming termination following disability on December 31, 2018, all named executive officers would be eligible for pro-rated vesting for performance shares granted prior to January 1, 2017 (amount shown here is based on actual shares earned); pro-rated vesting of performance shares granted in 2017 based on the number of full months of service as an employee during the vesting period per the applicable award agreement, subject to actual performance achievement (amount shown here is based on target); full vesting of Performance Stock Units granted in 2018, subject to actual performance achievement (amount shown here is based on target); pro-rated vesting of restricted stock awards granted prior to January 1, 2017; full vesting of restricted stock awards granted in 2017 and full vesting of Restricted Stock Units granted in 2018, per the terms of the applicable awards agreements.

(F)

Mr. Amoriell retired from the Company January 11, 2019 and received benefits consistent with those reported in column A. The value to be realized upon the vesting of equity will be dependent on the price of our stock on the date of vesting.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against Conduent, there would be no payments to the named executive officers other than their deferred compensation balance, if any. All unvested shares would be immediately cancelled upon termination for cause. See the “Governance of the Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section of the CD&A for additional information.

Definitions Under the CIC Plan

Generally, for purposes of the CIC Plan, a change in control is deemed to have occurred, subject to specific exceptions, if:

•	Any person becomes a beneficial owner representing 50 percent or more of the combined voting power of the outstanding securities of Conduent.

•	A majority of the Conduent Board is replaced under specific circumstances.

•

There is a merger or consolidation involving Conduent unless (i) the directors of Conduent who were members of the Board immediately before the merger/consolidation continue to constitute a majority of the Conduent Board of Directors or (ii) the merger/consolidation is affected to implement a recapitalization and no person becomes the beneficial owner representing 50 percent or more of the combined voting power of Conduent’s then outstanding voting securities.

•	All or substantially all of Conduent’s assets are sold, or Conduent’s shareholders approve a plan of complete liquidation or dissolution.

A voluntary termination for good reason in the event of a change in control includes:

•

The material diminution of authority, duties, or responsibilities, including being an executive officer of Conduent before a change in control and ceasing to be an executive officer of the surviving company. The change-in-control benefits for this provision will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has occurred and not been remedied.

•

A material reduction in annual base salary, annual target short-term incentive or employee benefits in the aggregate, except to the extent such reduction is consistent with an across-the-board reduction for employees.

•	A material change in the geographic location where the executive is required to be based.

•	Failure of Conduent to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change in control agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Conduent’s equity compensation plans as of December 31, 2018:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(C) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)(2)
Equity compensation plans approved by security holders	3,379,082	$10.15	15,027,768
Equity compensation plans not approved by security holders	-	-	-
Total	3,379,082	$10.15	15,027,768

(1)

Column (A) includes (i) 1,802,117 shares underlying outstanding restricted stock units and 1,359,206 shares underlying outstanding performance stock units and performance shares awarded under the Conduent Performance Incentive Plan (included in these amounts are 1,042,207 RSUs and 677,541 performance shares representing outstanding awards granted by Xerox and converted to Conduent awards following the Separation); (ii) 98,607 shares underlying outstanding deferred stock units (“DSUs”) awarded under the Conduent Director Equity Plan; and (iii) 119,152 shares underlying outstanding options awarded under the 2007 ACS Plan. Because there is no exercise price associated with performance shares, performance stock units, restricted stock units or DSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (B).

(2)

The 2007 ACS Plan was discontinued as of February 5, 2010. No further grants can be made under this plan. Any shares that are cancelled, forfeited or lapse under the Performance Incentive Plan become available again for issuance under the Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the Conduent Director Equity Plan become available again for issuance under the Director Equity Plan.

CEO Pay Ratio Disclosure

For 2018, the median of the annual total compensation of all employees of our Company (other than our CEO), was $31,308. The 2018 annual total compensation of our CEO was $7,066,017, as reported in the “Total” column of the “Summary Compensation Table” included above in this Proxy Statement. Based on this information, we estimate the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2018 was 226:1. This represents a reasonable estimate calculated in a manner consistent with SEC regulations.

For 2018, we did not use the same median employee identified for our 2017 pay ratio disclosure because this individual is no longer employed by the Company. As permitted by SEC rules, for purposes of our 2018 pay ratio disclosure, we identified an employee whose position and compensation were substantially similar to our median employee identified for 2017 based on the same consistently applied compensation measure used to select our 2017 median employee, as described below. There has otherwise been no material change in our employee population or compensation arrangements in 2018 that would result in a significant change in our pay ratio disclosure or median employee.

To determine our median employee, we ascertained that, as of the December 31, 2017 determination date, our total employee population consisted of 90,511 employees, which included 43,572 U.S. employees and 46,939 non-U.S. employees. As is permitted under the SEC rules, we excluded employees from Germany (2,079 employees) and Turkey (1,521 employees), which represented less than 5% of our total employee population as of the determination date. We then determined our “median employee” using the remaining employee population of 86,911, which included 43,572 U.S. employees and 43,839 non-U.S. employees.

We chose to use annual base compensation as our consistently applied compensation measure to determine our “median employee”. We determined annual base compensation for our salaried employees using base salary paid for 2017. We determined annual base compensation for our hourly paid employees by multiplying the hourly rate by the scheduled hours for the year. We annualized the compensation of all permanent employees in our population who were hired in 2017 but did not work for us the entire year. Once we identified our median employee, we determined that person’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law. The Company has not advanced any counsel fees or other reasonable fees and expenses to any officer or director under our by-laws. In accordance with the requirements of the Business Corporation Law of the State of New York (the “BCL”), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws or the BCL.

Directors and Officers Liability Insurance and Indemnity

On June 1, 2018, the Company renewed its policies for directors’ and officers’ liability insurance. The policies are issued by Chubb insurance Company of New Jersey, XL Specialty Insurance Company, Travelers Casualty and Surety Company of America, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, Arch Insurance Company, Zurich Excess Select insurance Policy, Marsh Alpha (Lloyd’s of London), Allied World Assurance Company Ltd, Axis Insurance Company and Union Fire Insurance Company of Pittsburgh, PA. The policies expire June 1, 2019, and the total annual premium is approximately $1,290,000.

NON-GAAP FINANCIAL MEASURES

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Net Income (Loss)

We make adjustments to Income (Loss) before Income Taxes for the following items for the purpose of calculating Adjusted Net Income (Loss):

•

Amortization of acquired intangible assets. The amortization of intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry from period to period.

•	Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.

•	(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.

•

Litigation costs (recoveries), net. Litigation costs (recoveries), net represents reserves for the State of Texas litigation, Student Loan Service exposures and certain terminated contracts that are subject to litigation.

•	(Gain) loss on extinguishment of debt. Represents premium on debt extinguishment and write down of the associated unamortized discount and issuance costs.

•	Other (income) expenses, net. Other (income) expenses, net includes currency (gains) losses, net and all other (income) expenses, net.

•	NY Medicaid Management Information System (NY MMIS) charge (credit). Costs associated with the Company not fully completing the State of New York Health Enterprise platform project.

•	Health Enterprise (HE) charge (credit). Cost associated with not fully completing the Health Enterprise Medical platform implementation projects in California and Montana.

The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Adjusted EBITDA

We use Adjusted EBITDA as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization adjusted for the following items:

•	Restructuring and related costs.

•	(Gain) loss on divestitures and transaction costs.

•	Litigation costs (recoveries), net.

•	(Gain) loss on extinguishment of debt.

•	Other (income) expenses, net.

•	NY MMIS charge (credit).

•	HE charge (credit).

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software and vendor financed capital lease additions plus tax payments related to divestitures and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine, after required principal payment on debt, amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in land, buildings and equipment and internal use software. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP. Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments, transaction costs and other identified items.

Non-GAAP Reconciliations

Adjusted Net Income Reconciliation:

(in millions)	Year Ended December 31, 2018

GAAP as Reported from Continuing Operations	$(416)
Adjustments:
Restructuring and related costs	81
Amortization of acquired intangible assets	242
(Gain) loss on divestitures and transaction costs	42
Litigation costs (recoveries), net	227
(Gain) loss on extinguishment of debt	108
Other (income) expenses, net	5
NY MMIS charge (credit)	(2)
HE charge (credit)	(1)
Less: Income tax adjustments(1)	(56)

Adjusted Net Income	$ 230

(1)	Income Tax Adjustments

(in millions)	Year Ended December 31, 2018

GAAP Income Tax Expense as Reported	$21
Tax Impact on non-GAAP adjustments	35

Income tax adjustments	$56

Adjusted EBITDA Reconciliations:

(in millions)	Year Ended December 31, 2018
Revenue	$5,393
Reconciliation to Adjusted EBITDA
Net Income (Loss) from Continuing Operations	$ (416)
Interest Expense	112
Income tax expense	21
Depreciation and amortization	460
Contract inducement amortization	3

EBITDA	$ 180
EBITDA Margin	3.3%
EBITDA	$ 180
Adjustments:
Restructuring and related costs	81
(Gain) Loss on divestitures and transaction costs	42
Litigation costs (recoveries), net	227
(Gain) Loss on extinguishment of debt	108
Other (income) expenses, net	5
NY MMIS	(2)
HE charge	(1)

Adjusted EBITDA	$ 640
Impact from 2018 divestitures(1)	57
Strategic contracts exits(1)	3

Defined Adjusted EBITDA(1)	$ 700

(1)	Reflects estimated EBITDA not realized due to the timing of divestitures and/or exiting of certain contracts.

Free Cash Flow/Adjusted Free Cash Flow Reconciliation:

(in millions)	Year Ended December 31, 2018

Operating Cash Flow	$ 283
Cost of additions to land, buildings and equipment	(179)
Proceeds from sales of land, buildings and equipment	13
Cost of additions to internal use software	(45)
Tax payment related to divestitures	90
Vendor financed capital leases	(14)

Free Cash Flow	$ 148

Free Cash Flow	$ 148
Transaction costs	33
Transaction costs tax benefit	(5)
Debt buyback tax benefit	(26)
Deferred compensation tax benefit	(31)
Deferred compensation payments and adjustments	99

Adjusted Free Cash Flow	$ 218

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PWC”), an independent registered public accounting firm, to act as independent auditors of the Company for 2019. PwC has served as the Company’s independent auditors since 2016. Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2018	2017
Audit Fees(1)	$6.2	$ 7.0
Audit Related Fees(2)	$2.6	$ 4.6
Tax Fees(3)	$0.6	$ 0.7
All Other Fees(4)	$0.1	$ 0.2
Total Fees	$9.5	$12.5

(1)

These audit fees were for professional services rendered for the audits of consolidated financial statements, reviews of interim financial statements included in periodic reports, audits related to internal control over financial reporting and statutory audits.

(2)

These audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under the “audit fees” category above. These services include SOC 1 engagements and other service organization reports, implementation of new accounting standards and regulations, technical accounting advice and agreed-upon procedures.

(3)

Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation and review of required tax return compliance filings, assistance with tax audits and transfer pricing matters, advisory services relating to federal, state, provincial and international tax compliance, customs and duties, and restructurings, mergers and acquisitions.

(4)	Fees disclosed in the tables above under the item “All Other Fees” were for services other than the audit fees, audit-related fees and tax fees described above.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors. In addition to assuring the regular rotation of the lead audit partner as required by applicable rules, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent auditors.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent auditors, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent auditors for non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company.

When conducting its latest review of PwC, the Audit Committee considered the following factors:

•	The professional qualifications of PwC, the lead audit partner and other key engagement partners on the engagement;

•	The appropriateness of PwC’s fees relative to both efficiency and audit quality;

•	PwC’s independence policies and processes for maintaining its independence;

•	PwC’s capability, expertise and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	PwC’s demonstrated professional integrity and objectivity.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditors is in the best interests of the Company and its shareholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” beginning on page 14 and can also be found on our website at www.conduent.com/corporate-governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

•

Reviewed and discussed with the management of the Company and PwC the audited consolidated financial statements of the Company for the year ended December 31, 2018, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s key accounting policies and use of estimates;

•	Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 1301 (Communication with Audit Committees) and 2410 (Related Parties); and

•

Received the written disclosures and the letter from PwC required by the applicable PCAOB independence rules and New York Stock Exchange Rule 303A.07 (Auditor Quality Control Procedures) and has discussed with PwC that firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2018 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing by the Company with the SEC.

Virginia M. Wilson, Chair

Nicholas Graziano

Joie A. Gregor

The Board recommends a vote

FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2019

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2018 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act, under Section 14A of the Exchange Act, we are seeking your vote, on a non-binding advisory basis, on the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure, as provided in this Proxy Statement. Specifically, shareholders are being asked to vote upon, and the Board has approved and unanimously recommends approval of, the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED. “

The Board believes that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. This proposal gives you an opportunity to express your own view of our 2018 executive compensation practices. We provide shareholders with the opportunity to cast their advisory vote on our executive compensation practices on an annual basis, in accordance with the preference expressed by our shareholders at the 2017 annual meeting regarding the frequency of our advisory vote on executive compensation.

While this vote does not address any specific item of compensation and is not binding on the Board, the Board and its Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement

CONDUENT

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

2019 Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Nicholas Graziano	☐	☐	☐
02 - Joie Gregor	☐	☐	☐
03 - Scott Letier	☐	☐	☐
04 - Jesse A. Lynn	☐	☐	☐
05 - Courtney Mather	☐	☐	☐
06 - Michael A. Nutter	☐	☐	☐
07 - William G. Parrett	☐	☐	☐
08 - Ashok Vemuri	☐	☐	☐
09 - Virginia M. Wilson	☐	☐	☐

C 1234567890 J N T

9 2 B M 4 1 8 8 2 9

0313CE

01—Nicholas Graziano 04—Jesse A. Lynn 07—William G. Parrett 02—Joie Gregor 05—Courtney Mather 08—Ashok Vemuri 03—Scott Letier 06—Michael A. Nutter 09—Virginia M. Wilson For Against Abstain For Against Abstain For Against Abstain 9 2 B M Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0313CE + + Proposals — The Board of Directors recommends a vote FOR all the nominees listed A and FOR Proposals 2 and 3. 2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. 3. Approve, on an advisory basis, the 2018 compensation of our named executive officers. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2019 Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 1 8 8 2 9 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Î” â‰^ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CNDT or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CNDT Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 9:00 a.m., Eastern Time, on May 21, 2019. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CNDT Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2019 Ashok Vemuri and William G. Parrett, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Conduent Incorporated to be held at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, NJ 07932 on May 21, 2019 at 9:00 a.m. (ET) or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — Conduent Incorporated qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. 2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Conduent Incorporated Shareholders May 21, 2019 at 9:00 a.m. Eastern Time Conduent Corporate Headquarters 100 Campus Drive, Suite 200 Florham Park, NJ 07932 Upon arrival, please present this admission ticket and photo identification at the registration desk.